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                               IMCO RECYCLING INC.


                                    ----------


                             NOTE PURCHASE AGREEMENT

                          Dated As of November 29, 1995


                                    ----------


Unsecured Promissory Notes Due October 31, 2007


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                               TABLE OF CONTENTS*
          SECTION                                                  PAGE
          -------                                                  ----
          1.           ISSUE OF NOTES............................    1
          1.1          Authorization.............................    1
          1.2          Purchase and Sale of Notes; Closings......    2
          1.3          Use of Proceeds...........................    3
          1.4          Notes Not Secured.........................    3

          2.           PREPAYMENTS...............................    4

          2.1          Optional Prepayments......................    4
          2.2          Mandatory Prepayments.....................    5
          2.3          Other Prepayments Prohibited..............    5
          2.4          Allocation of Prepayments.................    5
          2.5          Surrender of Notes on Prepayment..........    5
          2.6          Interest After Date Fixed for
                         Prepayment..............................    6

          3.           REGISTRATION, TRANSFER, EXCHANGE AND
                         REPLACEMENT OF NOTES....................    6

          3.1          Registration of Registered Notes;
                         Ownership of Notes......................    6
          3.2          Replacement...............................    7
          3.3          Delivery Expenses.........................    7
          3.4          Method and Place of Payment of Principal,
                         Premium and Interest....................    7

          4.           GENERAL REPRESENTATIONS AND WARRANTIES....    8

          4.1          Condition - Financial and otherwise.......    8
                           (a) Business; Financial Statements....    8
                           (b) NO Material Change................    9
          4.2          Capital Stock.............................    9
          4.3          Due Corporate Organization and Authority..    9
          4.4          Title to Properties.......................   10
          4.5          Patents, Trademarks, Licenses and
                         Permits.................................   11

          * This Table of Contents is not part of the Note Purchase
            Agreement.

                                 i
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          SECTION                                                  PAGE
          -------                                                  ----
          4.6         Taxes ....................................    11
          4.7         Pending Litigation .......................    11
          4.8         Compliance with Contractual Obligations
                        and Requirements of Law ................    12
          4.9         Environmental Matters ....................    12
          4.10        Insurance ................................    13
          4.11        Full Disclosure ..........................    14
          4.12        Status under Federal Laws
                        and Regulations ........................    14
          4.13        Compliance with ERISA.....................    15
          4.14        Descriptive Materials.....................    17
          4.15        Investment Company Act....................    17
          4.16        Subsidiaries..............................    17
          4.17        Insolvency................................    18

          5.          REPRESENTATIONS AND WARRANTIES RELATING TO
                        SECURITIES ACT AND SOURCES OF FUNDS18

          5.1         By the Purchaser..........................    18
          5.2         By the Company............................    18
          5.3         Source of Funds...........................    18

          6.          CLOSING CONDITIONS OF THE PURCHASER.......    19

          6.1         Opinion of Company Counsel................    19
          6.2         Opinion of Special Counsel................    21
          6.3         Representations True......................    22
          6.4         No Event of Default.......................    23
          6.5         Officers' Certificate.....................    23
          6.6         Legality of Investment....................    23
          6.7         Proceedings, Instruments, etc. ...........    23
          6.8         Private Placement Number..................    24

          7.          BUSINESS COVENANTS........................    24

          7.1         Payment of Notes and Maintenance of
                        Offices.................................    24
          7.2         Payment of Taxes, Claims and
                        Indebtedness............................    24
          7.3         Maintenance of Properties and Corporate
                        Existence...............................    25
          7.4         Limitation on Indebtedness................    27
          7.5         Limitation on Liabilities for Obligations
                        of Others...............................    30
          7.6         Limitation on Liens.......................    30
          7.7         Limitation on Restricted Payments
                        and Restricted Investments..............    33

                                      ii

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          SECTION                                                  PAGE
          -------                                                  ----
          7.8        Maintenance of Current Assets, Consolidated
                       Working Capital, Net Worth and
                       Fixed Charge Coverage....................    34
          7.9        Limitation on Leases.......................    34
          7.10       Merger or Consolidation or Transfer
                       of Assets................................    35
          7.11       Issue or Disposition of Securities.........    36
          7.12       Limitation on Transactions with Affiliates.    38
          7.13       Limitation on Investments..................    38
          7.14       Tax Consolidation..........................    40
          7.15       Auditors...................................    40
          7.16       Acquisition of Notes.......................    41
          7.17       Limitation on Prior Claims.................    41
          7.18       Sale or Discount of Receivables............    41
          7.19       ERISA......................................    41
          7.20       Foreign Pension Liability..................    43
          7.21       Speculation in Commodities and
                       Inventory Levels.........................    43
          7.22       Environmental Covenants....................    43
          7.23       Pari Passu.................................    44

          8.         REPORTS, ETC. .............................    44

          8.1        Financial Statements and Other Reports.....    44
          8.2        Officers' Certificates.....................    48
          8.3        Accountants' Certificate...................    48
          8.4        Inspection.................................    48

          9.         EVENTS OF DEFAULT..........................    49

          9.1        Nature of Events...........................    49
          9.2        Default Remedies...........................    53
          9.3        Notice of Default..........................    54

          10.        INTERPRETATION OF AGREEMENT AND NOTES......    55

          10.1       Definitions................................    55
          10.2       Accounting Terms...........................    75
          10.3       New York Law...............................    75
          10.4       Headings...................................    75

          11.        MISCELLANEOUS..............................    75

          11.1       Communications.............................    75
          11.2       Amendment and Waiver.......................    76

                                    iii
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          SECTION                                                  PAGE
          -------                                                  ----
          11.3       Expenses...................................    77
          11.4       Counterparts...............................    78
          11.5       Survival of Warranties and
                       Representations..........................    78
          11.6       Successors and Assigns.....................    78
          11.7       Severability...............................    78

                     Signatures.................................    79

                     Schedule I -- Purchaser's Addresses for
                       Payment and Other Communications

                     Exhibit A --  Form of Note
                     Exhibit B --  Description of the Company
                     Exhibit C --  Form of Report to Management

                               IMCO RECYCLING INC.


                             NOTE PURCHASE AGREEMENT

                     $30,000,000 Unsecured Promissory Notes
                              Due October 31, 2007


                             As of November 29, 1995


To the Purchaser Listed on Schedule I
Ladies and Gentlemen:

          IMCO RECYCLING INC., a Delaware corporation (herein called the "Company"), hereby agrees with you (herein referred to as the 'Purchaser') as follows:

SECTION 1. ISSUE OF NOTES.

          Section 1.1. AUTHORIZATION. (a) The Company has duly authorized the issuance and sale, on the terms hereinafter provided and on the date hereof, of $15,000,000 aggregate principal amount of its Unsecured Promissory Notes due October 31, 2007 (herein collectively called the "Twelve Year Notes' and individually called a "Twelve Year Note"). Each Twelve Year Note will be in registered form and in a denomination of $50,000 or any larger integral multiple of $1,000, will mature on October 31, 2007, will be substantially in the form set forth in Exhibit A to this Agreement, appropriately completed, and will bear interest on the unpaid portion of the principal amount thereof, payable in semiannual installments on April 30 and October 31 in each year beginning with the April 30 next following the date thereof, at the rate of 7.28% per annum, from the date of the Note until such unpaid portion of such principal amount shall have become due and payable (whether at maturity, by acceleration or otherwise).

          (b) The Company has duly authorized'-the issuance and sale, on the terms hereinafter provided, of $15,000,000 aggregate principal amount of its Unsecured Promissory Notes due October 31, 2007 (herein collectively called the "Eleven and One-Half Year Notes" and individually called an 'Eleven and One-Half Year Note"). Each Eleven and One-Half Year Note will be in registered form and in a denomination of $50,000 or any larger integral multiple of $1,000, will mature on October 31, 2007, will be substantially in the form set forth in Exhibit A to this Agreement, appropriately completed, and will bear interest on the unpaid portion of the principal amount thereof, payable in semiannual installments on April 30 and October 31 in each year beginning with the first such date next following the date thereof, at the rate per annum equal to the sum of (i) 1.15% per annum plus (ii) the yield at 10:00 a.m., New York City time, on actively traded U.S. Treasury securities having a constant 10-year maturity determined by reference to the display designated as "Page 678" on the Telerate Access Service (or such other display as may replace Page 678 on the Telerate Access Service) determined on a date which is no more than five Business Days prior to the Second Closing Date, from the date of the Note until such unpaid portion of such principal amount shall have become due and payable (whether at maturity, by acceleration or otherwise).

          (c) The Twelve Year Notes and Eleven and One-Half Year Notes are sometimes herein collectively called the "Notes" and individually called a "Note".

          (d) Each Note will bear interest on any overdue portion of the principal amount thereof and premium, if any, thereon at a rate equal to 2% per annum above the then prevailing interest rate per annum thereon until paid, and will bear interest, to the extent permitted by applicable law, on any overdue installment of interest thereon at a rate equal to 2% per annum above the then-prevailing interest rate per annum thereon.

          Section 1.2. PURCHASE AND SALE OF NOTES; CLOSINGS. Subject to the terms and conditions herein set forth, the Company hereby agrees to sell to you, and, in reliance on representations, warranties and agreements of the Company herein contained, you agree to purchase from the Company, Notes in the aggregate principal amount set forth opposite your name in Schedule I hereto at the purchase price of 100% of each such principal amount. The aggregate loan made under this Agreement will be advanced by you as set forth in Schedule I on a date not later than November 30, 1995 (the "First Closing Date") and a date, to be mutually agreed between you and the Company, on or before April 30, 1996 (the "Second Closing Date") (each such date a "Closing Date").

          Execution and delivery of the Notes shall take place at the offices of Seward & Kissel, New York, New York, at 10:00 A.M. New York City time on each Closing Date, by the delivery by the Company to you (x) on the First Closing Date, of a single Twelve Year Note and (y) on the Second Closing Date, of a single Eleven and One-Half Year Note (or, if you shall have so requested in writing prior to such Closing Date, multiple Notes in denominations authorized by Section 1.1), in each case dated such Closing Date, and in an aggregate principal amount equal to the principal amount of the relevant Notes to be purchased by you on such Closing Date as set forth in Schedule I. Each Note shall be registered in the name of the Purchaser or in such other name or names as the Purchaser may have designated in writing to the Company prior to such Closing Date.

          The purchase price of Notes to be purchased by you on each Closing Date shall be paid by you by wire transferring funds to IMCO Recycling Inc., c/o Texas Commerce Bank National Association, Dallas, Texas, ABA 113000609, Account No. 08500216028.

          Section 1.3. USE OF PROCEEDS. (a) The Company shall use the proceeds of the sale of the Notes to fund capital projects, acquisitions and investments in 1995 and 1996.

          Section 1.4. NOTES NOT SECURED. Any provision herein, or in any other document executed or delivered in connection herewith, or in any other agreement or commitment, whether written or oral, expressed or implied, to the contrary notwithstanding, the Notes shall be unsecured and are specifically not secured by the Mortgages or the Mortgaged Properties, including, but not limited to the following: (i) Mortgage, Security Agreement, Assignment of Rents and Financing Statement dated October 31, 1986, from International Metal Co. to MONY Pension Insurance Corporation, MONY Life Insurance Company of America and MONY Legacy Life Insurance Company, filed October 31, 1986 at 2:20 P.M. and recorded in Book 212, Pages 926 through 950 of the Real Property Records of Creek County, Oklahoma; (ii) Deed of Trust executed by International Metal Co. to Robert L. Badger, Trustee, dated October 31, 1986, recorded October 31, 1986 at 3:00 P.M. and recorded in Trust Book 413, page 334, Register's Office for Roane County, Tennessee, in favor of MONY Pension Insurance Corporation; MONY Life Insurance Company of America; and MONY Legacy Life Insurance Company, as their interests may appear; (iii) Deed of Trust, Assignment of Rents and Security Agreement executed by IMCO Recycling Inc., a Delaware corporation, to Joseph B. Pitt, Jr., Trustee, dated December 15, 1988 and recorded December 28, 1988 at 4:15 P.M. in Trust Book 441, Page 237 Register's Office for Roane County, Tennessee, in favor of The Mutual Life Insurance Company of New York and MONY Life Insurance Company of America;
(iv) Mortgage, Security Agreement, Assignment of Rents and Financing Statement dated December 15, 1988 from IMCO Recycling Inc. to The Mutual Life Insurance Company of New York and MONY Life Insurance Company of America, as co-mortgagees, filed for record in the office of the County Clerk of Creek County, Oklahoma, December 28, 1988 at 3:45 P.M. and recorded in Book 243, Pages 1016 thru 1048 inclusive; or (v) Mortgage, Security Agreement, Assignment of Rents and Financing Statement from IMCO Recycling Inc. to The Mutual Life Insurance Company of New York and MONY Life Insurance Company of America, and MONY Legacy Life Insurance Company, dated December 15, 1988 and recorded December 24, 1988 at 3:25 P.M. of record in Book 65, Page 540 of the Office of the Clerk of the County Court of Butler County, Kentucky.

SECTION 2. PREPAYMENTS.

          Section 2.1. OPTIONAL PREPAYMENTS. (a) Upon notice given as provided in Section 2.1(b) and otherwise as provided in Section 2.4 the Company shall have the right to prepay the Notes in whole at any time, or in part in multiples of $100,000 from time to time. Each prepayment pursuant to this 52.1(a) shall be at 100% of the principal amount of the Notes so to be prepaid, plus accrued interest thereon to the date fixed for such prepayment, plus a premium equal to the applicable Make-Whole Amount on the date of such prepayment.

          (b) NOTICE OF PREPAYMENT AND OTHER NOTICES. The Company shall give written notice of prepayment of any Note or any portion thereof pursuant to Section 2.1(a), not less than 30 nor more than 60 days prior to the date fixed for such prepayment in such notice, which notice shall specify the amount so to be prepaid and the date fixed for such prepayment. Such notice of prepayment and all other notices to be given to any holder of any Note shall be given by registered or certified mail to the registered holder thereof at its address designated on the register maintained by the Company on the date fixed for such notice of prepayment or other notice. Upon notice of any prepayment pursuant to Section 2.1(a) being given as provided in this
Section 2.1(b), the Company covenants and agrees that it will prepay on the date therein fixed for prepayment the principal amount of Notes so to be prepaid as specified in such notice at the principal amount thereof, together with interest accrued thereon to such date fixed for prepayment, plus the applicable premium. The principal amount of all Notes so to be prepaid as specified in such notice at the principal amount thereof, together with accrued interest thereon to such date plus the applicable premium shall be due and payable on the date specified in such notice. The applicable premium shall be computed on the second Business Day Prior to the applicable prepayment date, and notice of such amount together with the calculation thereof shall be promptly given to the Company. Any such computation of premium shall be conclusive and binding on the Company absent manifest error.

          Section 2.2 MANDATORY PREPAYMENTS. The Company covenants and agrees that on October 31, 2003 and on each October 31 thereafter, to and including October 31, 2006, it will prepay $6,000,000 aggregate principal amount of the Notes. Each such prepayment shall be made at 100% of the principal amount so to be prepaid together with accrued interest thereon to the date fixed for such prepayment, without premium, and otherwise as provided in Section 2.4.

          Section 2.3. Other PREPAYMENTS PROHIBITED.  Except as provided in
Section 2.1 and Section 2.2, the principal of the Notes shall not be subject to prepayment in whole or in part at any time.

          Section 2.4. ALLOCATION OF PREPAYMENTS. In the event of any prepayment of less than all of the outstanding Notes, the Company will allocate the principal amount so to be prepaid (but only in units of $1,000) among the holders of Notes in proportion, as nearly as may be, to the respective principal amounts of such Notes, not theretofore called for prepayment, of which they shall be holders.

          Section 2.5. SURRENDER OF NOTES ON PREPAYMENT. Subject to Section 3.4, upon any partial prepayment of a Note, such Note shall, at the option of the holder thereof, be either (a) surrendered to the Company pursuant to
Section 3.1(b) in exchange for a new Note in a principal amount equal to the principal amount remaining unpaid on the surrendered Note, or (b) made available to the Company for notation thereon of the portion of the principal so prepaid. In case the entire principal amount of any Note is prepaid, such Note shall be surrendered to the Company for cancellation and shall not be reissued, and no Note shall be issued in lieu of the prepaid principal amount of any Note.

          Section 2.6. INTEREST AFTER DATE FIXED FOR PREPAYMENT. Each Note, or the portion hereof called for prepayment as herein provided, shall cease to bear interest on and after the date fixed for such prepayment, unless, upon presentation for such purpose, the Company shall fail to pay each such Note or such portion, as the case may be, in which event each such Note or such portion, as the case may be, shall bear interest thereafter and until paid at a rate equal to 2% per annum above the then-prevailing interest rate per annum thereon until paid and, so far as may be lawful, any overdue installment of interest shall bear interest at a rate equal to 2% per annum above the then prevailing interest rate per annum thereon until paid.

          SECTION 3. REGISTRATION, TRANSFER, EXCHANGE AND
                     REPLACEMENT OF NOTES.

          Section 3.1. REGISTRATION OF REGISTERED NOTES; OWNERSHIP OF NOTES.
(a) The Company will keep at its office maintained pursuant to Section 7.1 a register for the registration of registered Notes and transfers thereof. The names and addresses of the holders of Notes in registered form, the transfer thereof and the names and addresses of the transferees of such Notes shall be registered in the register. No transfer of any such Note shall be registered unless such Note is duly endorsed or accompanied by a written instrument of transfer, in form reasonably satisfactory to the Company, duly executed by the registered holder or by his duly authorized attorney, and unless such transfer is made on the aforesaid register. Subject to 53.4, the Company may treat the Person in whose name any registered Note is registered as the holder of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue.

          (b) Upon surrender of any Note or Notes at its office maintained pursuant to Section 7.1, the Company shall execute and, in exchange therefor and upon cancellation thereof, shall deliver, at the Company's expense (except as provided below), a new Note or Notes in such denominations of $50,000 or any larger integral multiple of $1,000 as may be requested and in the same aggregate principal amount as, and dated as of the interest payment date to which interest has been paid on, or, if no interest has yet been so paid, then dated the date of, the Note or Notes so surrendered. Such new Note shall, as a registered Note, be made payable to such Person as such holder or transferee may request. The Company may require payment of a sum sufficient to cover any stamp tax or Governmental charge imposed in respect of any transfer.

          Section 3.2. REPLACEMENT. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Note and (a) in the case of loss, theft or destruction, upon receipt by the Company of indemnity or security reasonably satisfactory to it (except that if the holder of such Note is an insurance company or other financial institution of recognized financial responsibility, the holder's own agreement of indemnity shall be deemed to be satisfactory), or (b) in the case of mutilation, upon surrender to the Company of such mutilated Note and cancellation thereof, the Company at its expense will execute and deliver in lieu thereof a new Note of like tenor, executed by the Company and in the same unpaid principal amount as the Note being replaced and dated as of the date to which interest has been paid on such Note, or, if no interest has yet been so paid, then dated the date of such Note.

          Section 3.3. DELIVERY EXPENSES. If any Note shall be presented to the Company pursuant to this Agreement, the Company will pay the cost of delivering to or from the holder's home office from or to the Company, insured to the holder's satisfaction, the Note so presented and any Note issued in substitution or replacement for the Note so presented.

          Section 3.4. METHOD AND PLACE OF PAYMENT OF PRINCIPAL, PREMIUM AND INTEREST. Notwithstanding any provision to the contrary in this Agreement or the Notes, the Company will punctually pay all amounts payable with respect to any Notes held by you, your nominee or any other holder or its nominee (without any presentment thereof and without any notation of such payment being made thereon) (a) to the address and in the manner specified in
Schedule I or in such other manner as may be agreed to in writing by you or such holder and the Company or (b) if no other manner of payment has been agreed to pursuant to clause (a), by check drawn upon New York Clearing House or other funds of comparable availability duly mailed and addressed to the address specified with respect to you or such holder pursuant to Section
11.1. If you or any other holder sells or transfers any Note, you or such holder, as the case may be, will notify the Company of the name and address of the transferee, on which the Company may rely, and will, prior to the delivery of such Note, make a notation on such Note of the date to which interest has been paid thereon and of the amount of any prepayments made on account of the principal thereof.

SECTION 4. GENERAL REPRESENTATIONS AND WARRANTIES.

          The Company hereby represents and warrants as follows:

          Section 4.1. CONDITION -- FINANCIAL AND OTHERWISE.

          (a) BUSINESS; FINANCIAL STATEMENTS. Exhibit B to this Agreement correctly describes in all material respects the business operations and principal properties of the Company and each Subsidiary.

          (ii) The Company has heretofore delivered to you (A) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1990, December 31, 1991, December 31, 1992, December 31, 1993 and December 31, 1994, and the related statements of earnings, changes in stockholders' equity and cash flows for the fiscal years ended on those dates, together with reports thereon by Ernst & Young LLP, certified public accountants, and (B) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 1995 and June 30, 1995, and the related statements of earnings and cash flows for the fiscal period ended on March 31, 1995 and June 30, 1995, respectively, together with reports thereon by Ernst & Young LLP, certified public accountants. All of said financial statements, including in each case the related schedules and notes, are true, complete (in the case of year-end financial statements) and correct in all material respects, have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position of the Company and its Subsidiaries as of the respective dates of said balance sheets and the results of their operations for the respective periods covered thereby, subject (in the case of interim statements) to period-end audit adjustments.

          (iii) The Company does not know of any fact relating to its business and the business of each Subsidiary (other than matters of a general economic nature) which the Company has not disclosed in Exhibit B to this Agreement, or in the financial statements referred to in this Section 4.1(a) which individually or in the aggregate materially and adversely affects or is reasonably likely to materially and adversely affect the business, operations, properties or prospects, or the condition, financial or otherwise, of the Company and its Restricted Subsidiaries taken as a whole or the ability of the Company to perform this Agreement or of the Company to pay when due, in accordance with the terms of the Notes and this Agreement, the principal of, and premium, if any, .and interest on the Notes.

          (b) NO MATERIAL CHANGE. Except as disclosed in the financial statements and reports referred to in Section 4.1(a), in Exhibit B, or in documents delivered pursuant hereto, since December 31, 1994 there have been no changes in the condition, financial or otherwise, of the Company and its Restricted Subsidiaries taken as a whole which, individually or in the aggregate, have been materially adverse, nor any changes in such condition occurring otherwise than in the ordinary course of business.

          Section 4.2. CAPITAL STOCK. At the close of business on the Business Day immediately preceding the First Closing Date and after giving effect to the transactions contemplated by this Agreement, the authorized stock of the Company consists of: 20,000,000 shares of Common Stock, $.10 par value, of which 11,964,911 shares are issued and outstanding; and 8,000,000 shares of Preferred Stock, $.10 par value, of which no shares are issued and outstanding.

          Section 4.3. DUE CORPORATE ORGANIZATION AND AUTHORITY. The Company and each Restricted Subsidiary (a) is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (b) has all requisite power and authority (corporate or otherwise) to own, or hold under lease, its properties and assets, to operate its properties and assets and to conduct its business as now conducted and as currently proposed to be conducted, and has in full force and effect all necessary franchises, licenses, permits, consents or approvals from or by, and has made all necessary filings with, every Government having jurisdiction and required for such ownership, operation and conduct of its business, except for those approvals set forth in Exhibit B or except where the failure to have in effect such items or the failure to make such filings would not have a Material Adverse Effect, (c) in the case of the Company only, has all requisite corporate power and authority to execute, deliver and perform this Agreement and to issue, sell and deliver the

Notes to the Purchaser and (d) has duly qualified and is authorized to transact business and is in good standing as a foreign corporation or other entity in each jurisdiction wherein the character of the properties or assets owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where such failure to qualify would not have a Material Adverse Effect.

          Section 4.4. TITLE TO PROPERTIES. The Company and each Restricted Subsidiary has good and indefeasible title to all of its properties purported to be owned by it, including all property reflected in the most recent audited balance sheet of the Company and its Restricted Subsidiaries referred to in Section 4.1(a) (except property sold or otherwise disposed of in the ordinary course of business since the date thereof), free from any Liens other than those permitted by Section 7.6. None of the assets or property the value of which is reflected in said most recent balance sheet of the Company and its Restricted Subsidiaries is held by the Company or any Restricted Subsidiary as lessee, conditional vendee or under any other title retention agreement, except as set forth in said balance sheet or the notes relating thereto or as otherwise disclosed pursuant hereto. Other than Uniform Commercial Code financing statements disclosed to you on Exhibit B, no financing or continuation statement which names the Company or any Restricted Subsidiary as debtor has been filed with respect to property of the Company or any Restricted Subsidiary under the Uniform Commercial Code in any United States jurisdiction and neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien, except in each case as permitted by
Section 7.6. Each real estate lease to which the Company or any Restricted Subsidiary is a party as lessee is not in default unless such default would not have a Material Adverse Effect, and is valid, binding and enforceable by the lessee in all material respects in accordance with its terms and entitles the lessee to undisturbed possession of the real estate covered thereby during the full term thereof, except as such enforceability and undisturbed possession may be affected by condemnation or other acts of Governmental bodies or by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally.

          Section 4.5. PATENTS, TRADEMARKS, LICENSES AND PERMITS. The Company and each Restricted Subsidiary owns or possesses all patents, trademarks, service marks, trade names, copyrights, licenses, permits, franchises and other Governmental and private authorizations, or rights with respect to the foregoing, necessary or advisable for the present and currently proposed future conduct of its business (except for the permits set forth on Exhibit B), without any known conflict with the rights of others, except where the failure to so own or possess any of the above would not have a Material Adverse Effect.

          Section 4.6. TAXES. (a) All tax returns required to be filed by the Company and each Subsidiary in any jurisdiction have been filed, and all taxes, assessments, fees and other Governmental charges or levies imposed upon the Company or any Subsidiary or upon any of their properties, assets, income, profits or franchises, which are due and payable, have been paid, except those which are due and payable but not yet delinquent. Except as disclosed in Exhibit B, the Company does not know of any proposed additional tax assessment against it or any Subsidiary or any basis for one. The federal income tax liability of the Company and its Subsidiaries has been finally determined by the Internal Revenue Service for all fiscal years up to and including the year ended December 31, 1989, and there are no waivers or agreements by the Company or its Subsidiaries for the extension of time for the assessment of any tax.

          (b) The provisions for taxes on the books of the Company and its Subsidiaries are adequate in all material respects for all open years and for its current fiscal period. The amount of the reserves for income taxes reflected in the most recent audited consolidated balance sheet of the Company and its Subsidiaries referred to in Section 4.1(a) is an adequate provision for such income taxes as may be payable by the Company and its Subsidiaries.

          Section 4.7. PENDING LITIGATION. Except as set forth on Exhibit B, there are no actions, suits, proceedings, inquiries or investigations pending, or, to the knowledge of the Company, threatened against or directly affecting the Company or its Restricted Subsidiaries, or, to the knowledge of the Company, any basis therefor, in any court or before any arbitrator or Government which, if adversely determined against the Company or any Restricted Subsidiary, would have a Material Adverse Effect.

          Section 4.8. COMPLIANCE WITH CONTRACTUAL OBLIGATIONS AND REQUIREMENTS OF Law. (a) Except where such breach, default or violation would not have a Material Adverse Effect, the Company and each Restricted
Subsidiary:

                    (i) is not in default in the performance, observance or fulfillment of any Contractual Obligation, and no event has occurred which constitutes, or but for any requirement of notice or lapse of time, or both, would constitute, an event of default by the Company or such Subsidiary under any Contractual Obligation; or

                   (ii) is not in breach or violation of, or in default under, any Requirement of Law.

          (b) Neither the execution and delivery of this Agreement or the Notes, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof, by the Company:

                   (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Requirement of Law on the part of the Company or any Restricted Subsidiary or will conflict with, or result in a breach or violation of, or constitute a default in the performance, observance or fulfillment of any obligation, covenant or condition contained in, or constitute, or but for any requirement of notice or lapse of time, or both, would constitute an event of default by the Company or any Restricted Subsidiary under, any Contractual Obligation;

                   (ii) will result in the creation or imposition of any Lien upon any of the properties or assets of the Company or any Restricted Subsidiary; or

                   (iii) will require any filing with or approval by any Government other than informational filings which may be made, subsequent to each Closing Date, with respect to this Agreement.

          (c) Neither the Company nor any Restricted Subsidiary is a party to any Contractual Obligation or subject to any Requirement of Law which has a Material Adverse Effect. Neither the Company nor any Restricted Subsidiary is a party to any Contractual Obligation which restricts its right or ability to incur Current Liabilities or Funded Indebtedness other than:

            (i)     this Agreement;

           (ii)     the 1988 Note Purchase Agreement; and

          (iii)     the Bank Loan Agreement.

         Section 4.9. ENVIRONMENTAL MATTERS. Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as set forth in Exhibit B,

          (a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

          (b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them, except in compliance in all material.-respects with applicable laws, regulations and permits, and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

          (c) all buildings on all real properties now owned, leased or operated by the Company or any of its

Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

          Section 4.10. INSURANCE. All of the properties, assets and operations of the Company and each Restricted Subsidiary of a character usually insured by Persons of established reputation engaged in the same or a similar business similarly situated are adequately insured, by financially sound and reputable insurers, against loss or damage of the kinds and in amounts customarily insured against by such Persons, and the Company and each Restricted Subsidiary carries, with such insurers in customary amounts, such other insurance, including without limitation public and product liability insurance and workers compensation insurance (except that the Company and each Restricted Subsidiary may self-insure workers compensation liability to the extent permitted by applicable state law), as is usually carried by Persons of established reputation engaged in the same or a similar business similarly situated.

          Section 4.11. FULL DISCLOSURE. Neither the financial statements referred to in Section 4.1(a), any report referred to in Section 4.1(a), this Agreement, or any certificate or written statement furnished by or on behalf of the Company to you in connection with the negotiation of this Agreement and the sale to you of the Notes contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which the Company has not disclosed to you in writing prior to the date of this Agreement which would have a Material Adverse Effect.

          Section 4.12. STATUS UNDER FEDERAL LAWS AND REGULATIONS. (a) Neither the execution, delivery and performance of this Agreement, nor any transactions contemplated by this Agreement, nor the Company nor any Restricted Subsidiary is in violation of, or is, controls or is acting on behalf of, for the benefit of, or pursuant to the direction of, any person with whom any transaction is prohibited by the Trading with the Enemy Act of 1917, as amended, or any order, regulation or other Governmental action issued or taken pursuant thereto, including Executive Order 9193, as amended, of the President of the United States issued pursuant to such Act and the following regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended): the Transaction Control Regulations, the Foreign Assets Control Regulations, the

Cuban Assets Control Regulations, the Iranian Assets Control Regulations, the Libyan Sanctions Regulations, the Iraqi Sanctions Regulations, the Federal Republic of Yugoslavia Sanctions Regulations and the Angola Sanctions Regulations; and (b) neither the Company nor any Restricted Subsidiary will, directly or indirectly, use or apply any portion of the proceeds of the sale of the Notes so as to violate or otherwise take or permit any action which would subject the acquisition of the Notes to any penalty or tax provided for in or by such Trading with the Enemy Act, any of such Regulations or any of such orders, regulations, or other Governmental actions issued or taken pursuant thereto by an authorized Governmental authority; and none of the transactions contemplated in this Agreement (including without limitation thereof, the use of the proceeds of the sale of the Notes) will violate or result in a violation on the part of the Company or any Restricted Subsidiary or you of Section 7 of the 1934 Act, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter 11. Neither Company nor any Restricted Subsidiary owns or intends to carry or purchase any 'margin stock' within the meaning of said Regulation G. None of the proceeds from the sale of Notes will be used to purchase, or refinance any borrowing the proceeds of which were used to purchase, any "margin stock" within the meaning of said Regulation G.

          Section 4.13. COMPLIANCE WITH ERISA. (a) The Company, each Related Person and each Plan (other than a multiemployer Plan), including any trust created under or forming a part thereof, is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published official interpretations thereunder. Neither the Company nor any Related Person has engaged in any transaction or failed to take any action in connection with which the Company or any Related Person could be subjected to either a material civil penalty assessed pursuant to section 502 of ERISA or a tax in a material amount imposed by section 4975 of the Code. No Plan, or trust created under or forming a part of any Plan, has been terminated since September 2, 1974. No liability in a material amount to the Pension Benefit Guaranty Corporation has been or, based on existing or anticipated circumstances, is expected by the Company or any Related Person to be incurred by the Company or any Related Person in connection, with any Plan, and the Pension Benefit Guaranty Corporation has not instituted any proceeding to terminate any Plan or to appoint a trustee to administer any Plan. No Reportable Event has occurred or is currently under consideration by the Pension Benefit Guaranty Corporation in connection with any Plan, and no event has occurred nor does any condition exist, which presents a substantial risk of termination of any Plan by the Pension Benefit Guaranty Corporation. There has been no "complete withdrawal" or "partial withdrawal" by the Company or any Related Person from any Multiemployer Plan within the meaning of Subtitle E of Title IV of ERISA with respect to which the Company or any Related Person has incurred or will incur any liability. There do not exist any conditions, nor are any circumstances anticipated, which could result in any such withdrawal; and neither the Company nor any Related Person has incurred, or based on existing or anticipated circumstances may incur, any liability in a material amount with respect to any Multiemployer Plan under that Title IV.

          (b) The Company and each Related Person have paid all contributions or other amounts required of them under the provisions of each Plan or pursuant to any applicable collective bargaining agreement, and no "accumulated funding deficiency" (as defined in Section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). There is no proceeding by a fiduciary of any Multiemployer Plan against the Company or any Related Person to enforce Section 515 of ERISA.

          (c) The actuarial present value of all benefit liabilities under all Plans (other than Multiemployer Plans) did not, as of the end of the most recently ended fiscal year of the Company, exceed the fair market value of the assets of such Plans by more than $250,000, with such benefit liabilities determined based on the actuarial assumptions which would be used by the Pension Benefit Guaranty Corporation with respect to plans terminating that year.

          (d) Neither the execution and delivery of this Agreement, the issue and sale of the Notes under this Agreement, nor the purchase by you of the Notes, will involve any Prohibited Transaction that could have a Material Adverse Effect or that could have a material adverse effect on the financial condition or operation of any Plan, it being understood that, in order for the Company to make such representation and warranty, the Company is relying on your representation and warranty set forth in Section 5.3.

          Section 4.14. DESCRIPTIVE MATERIALS. Exhibit B hereto correctly sets forth in all material respects, or incorporates by reference documents setting forth, (1) a brief description of the business (as conducted and presently proposed to be conducted) and the approximate physical dimensions of the operating facilities (including leaseholds under real property leases and the location, the annual rentals payable and the term of such leaseholds) of the Company and its Restricted Subsidiaries, (2) the jurisdiction or jurisdictions in which each of the Company and its Restricted Subsidiaries is organized and in which the Company and each Restricted Subsidiary is qualified to conduct its business, (3) a statement of the Indebtedness for Money Borrowed of the Company and its Restricted Subsidiaries outstanding as of the First Closing Date, setting forth, in each case, the amount and the obligee of such Indebtedness and whether or not such Indebtedness is secured, and (4) Investments of the Company and its Restricted Subsidiaries existing on the First Closing Date.

          Section 4.15. INVESTMENT COMPANY Act. The Company is not, nor is it directly or indirectly controlled by, affiliated with, or acting on behalf of any Person which is, an investment company within the meaning of the Investment Company Act of 1940, as amended.

          Section 4.16. SUBSIDIARIES. Exhibit B hereto sets forth a list of all of the Company's Subsidiaries. Each Restricted Subsidiary is designated as such on said Exhibit B. Each of the Company's Restricted Subsidiaries is duly organized and validly existing and is in good standing under the laws of the jurisdiction in which it is organized and which is specified in Exhibit B, with powers (corporate or otherwise) adequate for the carrying on of the business now conducted by it. All outstanding capital stock of each Restricted Subsidiary listed in Exhibit B which is a corporation is validly issued, fully paid and nonassessable, and all partnership and other interests in each Restricted Subsidiary which is not a corporation are fully paid for and validly created. Except as set forth in Exhibit B, the Company owns, directly or indirectly, all of the outstanding capital stock or equity interest of each Restricted Subsidiary. Except as set forth in Exhibit B to this Agreement, the Company does not own, directly or indirectly, any capital stock of or equity interest in any Person.

          Section 4.17. INSOLVENCY. The Company is not insolvent (as such term is defined in Section 101(29) of the Bankruptcy Code of 1978, as amended) and will not be rendered insolvent (as such term is defined in
Section 101(29) of the Bankruptcy Code of 1978, as amended) by execution of this Agreement or any other loan document in connection therewith to which it is a party or by the consummation of the transaction contemplated hereby or thereby.

SECTION 5. REPRESENTATIONS AND WARRANTIES RELATING
           TO SECURITIES ACT AND SOURCES OF FUNDS.

          Section 5.1. BY THE PURCHASER. You hereby represent: that you are purchasing the Notes for your own account or a separate account maintained by you for investment and not with a view to or in connection with any distribution thereof, subject, nevertheless, to any requirements of law that the disposition thereof by you shall at all times be within your control; and you further represent that each acquisition of Notes by you shall be deemed to be a reaffirmation as of the time of purchase of the representations made by you under this Section 5.1.

          Section 5.2. BY THE COMPANY.  The Company hereby represents that
(a) it has not, either directly or through any agent, sold or disposed of, or attempted or offered to sell or dispose of, any of the Notes or any similar securties of the Company to, or solicited offers to buy any such Notes or similar securities from, or otherwise approached or negotiated with respect to such Notes or similar securities with, any Person or Persons other than you; and (b) neither the Company nor any Person acting on its behalf will hereafter take any action with respect to the Notes or any similar securities of the Company which would adversely affect the exemption of the Notes from the registration provisions of the Securities Act.

          Section 5.3. SOURCE OF FUNDS. You hereby represent: either (i) none of the funds to be used by you to acquire the Notes are assets of an employee benefit plan (or, if such funds would be deemed assets of an employee benefit plan as a consequence of the United States Supreme Court's holding in JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY V. HARRIS TRUST & SAVINGS BANK, then you represent that all of the transactions contemplated herein are fully exempted under Department of Labor Prohibited Transaction Class Exemption 95-60), or (ii) you have previously disclosed in writing to the Company the names of all employee benefit plans the assets of which exceed 5% of the total assets in any separate account providing funds for the purchase of the Notes. As used in this Section 5.3, the term "employee benefit plan" shall have the meaning assigned to such term in
Section 3(3) of ERISA.

SECTION 6. CLOSING CONDITIONS OF THE PURCHASER.

          Your obligation to purchase and pay for the Notes to be delivered on each Closing Date shall be subject to the satisfaction on such Closing Date of the following conditions precedent:

          Section 6.1. OPINION OF COMPANY COUNSEL. You shall have received on each Closing Date from the Company's counsel, Haynes and Boone, L.L.P., a favorable opinion dated such Closing Date addressed to, and in form, scope and substance satisfactory to, you, to the effect that:

          (a) the Company and each Restricted Subsidiary is a duly incorporated (or organized in the case of partnerships) and validly existing entity in good standing under the laws of the state of its incorporation or organization and has all requisite corporate or partnership power and authority to own, or hold under lease, its properties and assets, to operate its properties and assets, to conduct its business, and (in the case of the Company) to execute, deliver and perform this Agreement and to issue, sell and deliver the Notes to you;

          (b) the Company and each Restricted Subsidiary is duly qualified and is authorized to transact business and is in good standing as a foreign corporation or entity in each jurisdiction wherein the character of the properties or assets owned or held under lease by the Company or such Restricted Subsidiary or the nature of the business transacted by the Company or such Restricted Subsidiary as described in Exhibit B to this Agreement makes such qualification necessary;

          (c) to the knowledge of such counsel, there are no actions, suits, proceedings, inquiries or investigations pending or threatened against or affecting the Company or any of its Restricted Subsidiaries of a character referred to in Section 4.7;

          (d) this Agreement and the Notes being purchased by you on such Closing Date have been duly authorized by all necessary corporate action on the part of the Company (no action by the stockholders of the Company having been required by law, by the certificate of incorporation or bylaws of the Company or otherwise), each have been duly executed and delivered, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except insofar as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws or equitable principles affecting the enforcement of creditors' rights generally;

          (e) neither the execution and delivery of this Agreement or the Notes being purchased by you on such Closing Date, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof by the Company will conflict with, or result in a breach or violation of, or constitute a default under, any Requirement of Law on the part of the Company, or, to the knowledge of such counsel after due inquiry, will conflict with, or result in a breach or violation of, or constitute a default in the performance, observance or fulfillment of any obligation, covenant or condition contained in, or constitute, or but for any requirement of notice or lapse of time, or both, would constitute, an event of default by the Company under any Contractual Obligation or, to the knowledge of such counsel after due inquiry, will result in the creation or imposition of any Lien upon any of the properties or assets of the Company;

          (f) no filing with, or other action involving, any Government is required on the part of the Company in connection with the execution or delivery of this Agreement or the offer, issuance, sale or delivery of the Notes being purchased by you other than informational filings which may be required to be made, subsequent to the Closing Date, with respect to this Agreement;

          (g) it is not necessary, in connection with the offer, issuance, sale and delivery of the Notes being purchased by you, to register the Notes under the Securities Act or to qualify an indenture under the Trust Indenture Act of 1939, as amended (it being understood that the opinion called for by this paragraph (g) shall assume the existence of the facts and circumstances contemplated by this

Agreement, including the accuracy of the representations set forth in
Section 5); and

          (h) none of the transactions contemplated in this Agreement (including without limitation thereof, the use of the proceeds of the sale of the Notes) will violate or result in a violation of Section 7 of the 1934 Act, or any regulations issued pursuant thereto, including without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 CFR, Chapter II and, to the knowledge of such counsel after due inquiry, none of the proceeds of the sale of the Notes will be used to purchase, or refinance any borrowing the proceeds of which were used to purchase, any 'margin stock' within the meaning of such Regulation G.

          Such opinion shall also cover such other legal matters incident to the transactions contemplated by this Agreement as you or your special counsel may reasonably request. In giving the foregoing opinion counsel may rely, as to questions of fact material thereto, upon certificates of public officials and specified certificates of appropriate officers of the Company and its Restricted Subsidiaries, copies of which shall have been received by you.

          Section 6.2. OPINION OF SPECIAL COUNSEL. You shall have received on each Closing Date from Messrs. Seward & Kissel of New York, New York, your special counsel in connection with the transactions contemplated by this Agreement, a favorable opinion dated such Closing Date, addressed to, and in form, scope and substance satisfactory to, you to the effect that:

          (a) the Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, or hold under lease, its properties and assets and to conduct business of the type described in Exhibit B and to execute, deliver and perform.-this Agreement, and to issue, sell and deliver the Notes to you;

          (b) neither the execution and delivery of this Agreement or the Notes being purchased by you on such Closing Date, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof by the Company will conflict with, or result in a breach or violation of the provisions of the certificate of incorporation or bylaws of the Company;

          (c) it is not necessary, in connection with the offer, issuance, sale and delivery of the Notes being purchased by you, to register the Notes under the Securities Act or to qualify an indenture under the Trust Indenture Act of 1939, as amended (it being understood that the opinion called for by this paragraph (c) shall assume the existence of the facts and circumstances contemplated by this Agreement, including the accuracy of the representations set forth in Section 5);

          (d) this Agreement and the Notes being purchased by you on such Closing Date have been duly authorized by all necessary corporate action on the part of the Company (no action by the stockholders of the Company being required by law or by the certificate of incorporation or bylaws of the Company), have been duly executed and delivered, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except insofar as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws or equitable principles affecting the enforcement of creditors' rights generally; and

          (e) while said special counsel have not independently considered the additional matters covered by the legal opinion referred to in
Section 6.1, such legal opinion is satisfactory in form and scope to said special counsel and nothing has come to the attention of said special counsel that leads them to believe that you or they are not justified in relying thereon.

          The opinion of such special counsel shall also cover such other legal matters incident to the transactions contemplated by this Agreement as you may reasonably request. in giving the foregoing opinion said special counsel may rely, as to questions of fact material thereto, upon certificates of public officials and of appropriate officers of the Company and its Restricted Subsidiaries, copies of which shall have been received by you.

          Section 6.3. REPRESENTATIONS TRUE. All representations, warranties and statements by or on behalf of the Company contained in this Agreement or in any certificate, statement or document furnished by or on behalf of the Company to you in connection with the negotiation of this Agreement, the sale of the Notes or the Company's performance of its obligations hereunder or thereunder or otherwise furnished to you in compliance with this Agreement, shall be true as and to the extent set forth therein in all material respects on and as of each Closing Date with the same effect as though such representations, warranties and statements had been made on and as of each Closing Date (or, to the extent that any such representations and warranties expressly relate solely to a specific date, as of that date).

          Section 6.4. NO EVENT OF DEFAULT. (a) Neither the Company nor any Restricted Subsidiary shall have taken any action which it would have been prohibited from taking, or omitted or permitted the omission of any action which it would have been required to take, if the Notes had been outstanding at all times since the date of this Agreement, and the Company will not upon the execution of the Notes to be delivered on each Closing Date be in default in the performance of any of the covenants and agreements hereunder and no Event of Default, or event which after notice or lapse of time or both would constitute an Event of Default, shall have occurred.

          (b) No "Event of Default" under the 1988 Note Purchase Agreement shall have occurred or be continuing.

          Section 6.5. OFFICERS' CERTIFICATE. The Company shall have delivered to you on each Closing Date a certificate or certificates, signed by the President or an Executive Vice President and the Vice President Finance of the Company, to the effect that the conditions specified in
Section 6.3 and Section 6.4 required to be fulfilled on such Closing Date have been fulfilled.

          Section 6.6. LEGALITY OF INVESTMENT. The acquisition of the Notes shall qualify as of each Closing Date as a legal investment for you under all laws applicable to investments by you (exclusive, in any case, of section 1405(a)(8) of the New York Insurance Law).

          Section 6.7. PROCEEDINGS, INSTRUMENTS, ETC. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be satisfactory in form, scope and substance to you and your special counsel, and you shall have received copies of all documents which you may reasonably request in connection with said transactions and copies of the records of all corporate proceedings in connection therewith in form, scope and substance satisfactory to you and your special counsel.

          Section 6.8. PRIVATE PLACEMENT NUMBER. A Private Placement number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

SECTION 7. BUSINESS COVENANTS.

          The Company covenants and agrees that so long as any Note shall be outstanding:

          Section 7.1. PAYMENT OF NOTES AND MAINTENANCE OF OFFICES. The Company will punctually pay or cause to be paid the principal and interest (and premium, if any) to become due in respect of the Notes according to the terms thereof and will maintain an office at 5215 North O'Connor Boulevard, Suite 940, Central Tower at Williams Square, Irving, Texas 75039, or such other place as it may from time to time specify by written notice to all holders of the Notes, where notices, presentations and demands in respect of this Agreement or the Notes may be made upon it and will notify each holder of a Note of any change of location of such office.

          Section 7.2. PAYMENT OF TAXES, CLAIMS AND INDEBTEDNESS. The Company and its Restricted Subsidiaries will each pay and discharge promptly:

          (a) all taxes, assessments, fees and other Governmental charges or levies imposed upon it or upon any of its properties, assets, income, profits or franchises before the same shall become delinquent;

          (b) all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other similar persons for labor,.materials, supplies and rentals which, if unpaid, might by law become a Lien or charge upon its properties or assets; and

          (c) any liability imposed upon it pursuant to Section 4062, 4063 or 4064 of ERISA;

PROVIDED, HOWEVER, that neither the Company nor any Restricted Subsidiary, shall be required to pay any of the foregoing if (w) the aggregate of such items referred to above does not exceed $500,000 at any one time outstanding, (x) in the case of items referred to above aggregating in excess of $500,000, the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings, (y) the Company or such Restricted Subsidiary, as the case may-be, shall have set aside on its books reserves which in the opinion of the Firm of Certified Public Accountants employed by the Company in accordance with Section 7.15 are adequate with respect thereto (as evidenced in the auditor's reports referred to in Section 8.1(b)) and (z) the title of the Company or such Restricted Subsidiary, as the case may be, to, and its right to use, a material portion of its property shall not be materially and adversely affected thereby.

          Section 7.3. MAINTENANCE OF PROPERTIES AND CORPORATE EXISTENCE. The Company and its Restricted Subsidiaries will each:

          (a) do or cause to be done all things necessary to maintain its properties and assets (including properties and assets leased by it) in good condition, and make all renewals, replacements, additions, betterments and improvements to its properties and assets (including properties and assets leased by it and the leases relating thereto);

          (b) keep adequately insured, by financially sound and reputable insurers, all of its properties,.assets and operations of a character usually insured by Persons of established reputation engaged in the same or a similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry, with such insurers in customary amounts, such other insurance, including without limitation public and product liability insurance, business interruption insurance (if available at commercially reasonable rates) and workers compensation insurance (except that the Company or any Restricted Subsidiary may self-insure workers compensation liability to the extent permitted by applicable state law), as is usually carried by Persons of established reputation engaged in the same or a similar business similarly situated;

          (c) keep proper books of record and account in which full, true and correct entries will be made of all its business transactions in accordance with generally accepted accounting principles;

          (d) set aside on its books from its earnings for each fiscal year in amounts deemed adequate in the opinion of the Company or such Restricted Subsidiary, as the case may be, all proper accruals and reserves which, in accordance with generally accepted accounting principles, should be set aside from such earnings in connection with its business, including, without limitation, provisions for depreciation, depletion, obsolescence and/or amortization and accruals for taxes for such period, including all taxes based on or measured by income or profits;

          (e) except as otherwise permitted by Sections 7.10 and 7.11, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and all rights, licenses, permits, franchises and other authorizations;

          (f) not enter into, or allow any Restricted Subsidiary to enter into, the ownership, active management or operation of any business which is not a business related to the recovery of non-ferrous metals; and

           (g) not be in default, in any respect, in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contractual Obligation or be in breach or violation of, or in default under, any Requirement of Law to which it is subject, which breach, violation or default would have a Material Adverse Effect;

PROVIDED, HOWEVER, that nothing in subsections (a), (e) or (f) above shall prevent the Company or any of its Restricted Subsidiaries from (i) abandoning any of its properties or assets, or abandoning or terminating any right, license, permit, franchise or other authorization (including its qualification to transact business in any jurisdiction wherein neither the character of the properties or assets owned or held under lease by it nor the nature of the business transacted by it makes such qualification or licensing necessary), or
(ii) liquidating or dissolving any Restricted Subsidiary of the Company, if in any case such abandonment, termination, liquidation or dissolution is in the best interest of the Company, is not detrimental in any material respect to the ability of the Company to pay when due, in accordance with the terms of the Notes and this Agreement, the principal of, and premium, if any, and interest on, the Notes and is not prohibited by Section 7.10 or Section 7.11 or any other provisions of, and would not result in the occurrence of any Event of Default (or an event which with notice or lapse of time or both would constitute an Event of Default) under, this Agreement.

          Section 7.4. LIMITATION ON INDEBTEDNESS. Neither the Company nor any Restricted Subsidiary shall create, incur, assume, or in any manner become or be liable, contingently or otherwise, in respect of any Indebtedness, except:

          (a)      Indebtedness represented by the Notes and the 1988 Notes;

          (b) Current Liabilities of the Company constituting Indebtedness for Money Borrowed not overdue and not at the time of incurrence thereof in the aggregate principal amount outstanding in excess of $10,000,000, PROVIDED that during the 14-month period ending on October 31, 1995, and each consecutive 14month period ending on the last day of each month thereafter, the Company will eliminate and be free of all such Current Liabilities for a period of at least 60 consecutive days;

           (c) Funded Indebtedness of the Company outstanding on the First Closing Date and listed on Exhibit B, provided that such Funded Indebtedness shall be paid in accordance with the terms thereof in effect on the First Closing Date;

          (d) Current Liabilities of the Company or any Restricted Subsidiary (other than Current Liabilities constituting
      Indebtedness for Money Borrowed and Current Liabilities in respect of taxes, assessments, fees or other
      Governmental charges or levies or the claims of materialmen, mechanics, carriers, warehousemen, landlords and other similar persons) incurred in the ordinary course of business and not more than 45 days overdue unless the amount, applicability or validity thereof shall then currently be contested in good faith;

          (e) Current Liabilities of the Company or any Restricted Subsidiary in respect of taxes, assessments, fees or other
      Governmental charges or levies or the claims of materialmen, mechanics, carriers, warehousemen, landlords and other similar persons to the extent the payment thereof is not, at the time, required by Section 7.2;

          (f) Indebtedness of any Restricted Subsidiary owing to the Company or to any other Wholly-Owned Restricted
      Subsidiary and Indebtedness of the Company owing to its Restricted Subsidiary, IMCO Management Partnership L.P., a Texas limited partnership;

          (g) Indebtedness of the Company or any Restricted Subsidiary not otherwise permitted by the provisions of this Section 7.4 secured by Liens as and to the extent permitted by Section 7.6;

          (h) Indebtedness in respect of Guaranties of the Company and any Restricted Subsidiary as and to the extent permitted by Section 7.5;

          (i) Indebtedness represented by amounts declared, payable as, or set apart for, dividends as and to the extent permitted by Section 7.7;

          (j) additional Funded Indebtedness of the Company or any Restricted Subsidiary,

   PROVIDED, HOWEVER, that immediately after giving effect to the creation, incurrence or assumption of such additional Funded Indebtedness and to the application of any proceeds thereof:

          (i) Consolidated Funded Indebtedness shall not exceed 45% of Consolidated Net Tangible Assets at any time prior to December 1, 1998; and from and after December 1, 1998, Consolidated Funded Indebtedness shall not exceed 40% of Consolidated Net Tangible Assets;

          (ii) the ratio of the aggregate Consolidated Cash Make for the immediately preceding four fiscal quarters of the Company to Pro Forma Consolidated Debt Service shall not be less than 1.2 to 1; and

          (iii) in the case of Funded Indebtedness of Restricted Subsidiaries, the sum of (A) such Funded Indebtedness, together with all other Funded Indebtedness of Restricted Subsidiaries then outstanding, plus, without duplication,
      (B) the outstanding principal amount of all Indebtedness permitted by Section 7.4(k), shall not exceed 10% of Consolidated Net Tangible Assets at such time of determination; and

      (k) Indebtedness of the Company or any Restricted Subsidiary to the seller of property in respect of the purchase by the Company or such Restricted Subsidiary of such property to be used in the ordinary course of the Company's or such Restricted Subsidiary's business, provided that the sum of (i) such Indebtedness, together with all other Indebtedness permitted by this Section 7.4(k) then outstanding, plus, without duplication, (ii) the outstanding principal amount of Funded Indebtedness of Restricted Subsidiaries, shall not exceed 10% of Consolidated Net Tangible Assets at such time of determination and provided, further, that in the event such Indebtedness shall by its terms mature more than one year from the incurrence thereof, immediately after giving effect to the incurrence thereof, the Company can incur an additional $1.00 of Funded Indebtedness pursuant to Section 7.4(j).

          Notwithstanding any provisions of this Section 7.4 to the contrary, neither IMCO Investment Company nor IMCO Management Partnership, L.P. will create, incur, assume, or in any manner become liable, contingently or otherwise, in respect of any Indebtedness for Money Borrowed other than Indebtedness for Money Borrowed owing to the Company or another Restricted Subsidiary.

          Section 7.5. LIMITATION ON LIABILITIES FOR OBLIGATIONS OF OTHERS. Neither the Company nor any Restricted Subsidiary will become or be liable in respect of any Guaranty other than (i) endorsements in the ordinary course of business of negotiable instruments for deposit or collection, (ii) Guaranties by the Company and Restricted Subsidiaries pertaining to obligations not exceeding in the aggregate the greater of (x) $5,000,000 and (y) 5% of Consolidated Tangible Net Worth as of such date, and (iii) Guaranties by the Company or by any Wholly-Owned Restricted Subsidiary of Indebtedness of any Wholly-owned Restricted Subsidiary or of the Company, as the case may be; provided that all such Indebtedness described in clauses (ii) and (iii) above is permitted to be incurred under this Agreement at the date of the making of such Guaranty and provided, further, that in the event that any Restricted Subsidiary shall guarantee any Indebtedness of the Company, such Restricted Subsidiary shall also deliver a Guaranty, in form and substance reasonably satisfactory to each holder of the Notes, to each such holder of the obligations of the Company under the Notes, but any such Guaranty to such holder(s) shall not be included in any computation of outstanding Guaranties for purposes of this Section 7.5.

          Section 7.6. LIMITATION ON LIENS. Neither.-the Company nor any Restricted Subsidiary shall create, assume, incur or suffer to exist, or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise) to be created, assumed, incurred or to exist, any mortgage, lien, charge, security interest or encumbrance of any kind upon, or pledge of, any of its properties or assets (including, without limitation, accounts receivable, inventory and cash and deposits), whether now owned or hereafter acquired, or acquire or agree to acquire any property or assets subject to any conditional sale agreement or other title retention agreement, or as lessee under a Capitalized Lease (the foregoing mortgages, liens, charges, security interests, encumbrances, pledges and the rights of others under conditional sale agreements and other title retention agreements and Capitalized Leases being herein collectively called "Liens"); PROVIDED, however, that the foregoing restriction shall-not apply to the following Liens so long as (in the case of Liens other than those Liens set forth in clauses (e), (g) and (h) below) such Liens do not in the aggregate materially and adversely affect the conduct of the business of the Company and its Restricted Subsidiaries:

          (a)   Liens securing taxes, assessments, fees or other
      Governmental charges or levies or the claims of materialmen, mechanics, carriers, warehousemen, landlords and other similar persons, the payment of which is not overdue under the provisions of Section 7.2;

          (b) Liens incurred or deposits made in the ordinary course of business not involving Indebtedness for Money Borrowed, including Liens (i) in connection with workers compensation, unemployment insurance, social security and other similar laws, or (ii) to secure the performance of letters of credit, bids, tenders, sales, contracts, leases, public or statutory obligations, surety, customs, appeal and performance bonds and other similar obligations not incurred in connection with the. borrowing of money, the obtaining of advances or the payment of the deferred purchase price of property;

          (c) attachment, judgment and other similar Liens arising in connection with court proceedings, PROVIDED that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are currently being contested in good faith by appropriate proceedings;

          (d) easements, rights of way, restrictions, leases and other similar encumbrances affecting real or tangible personal property, which do not in the aggregate materially detract from the value of such property or materially impair its use in the operation of the business of the Company or any Restricted Subsidiary;

          (e)   Liens created in connection with Indebtedness permitted under
      Section 7.4(k), provided that such Liens are taken or retained by the seller of the property being acquired to secure all or part of its price and such Liens do not cover any property of the Company or any Restricted Subsidiary other than the property being so acquired;

          (f) the Liens on the Mortgaged Property created by the Mortgages and all Uniform Commercial Code financing statements, Liens and other matters affecting the Mortgaged Property that are described in Exhibit B of the 1988 Note Purchase Agreement;

          (g) Liens on the real and personal property subject (as of the First Closing Date) to the Kentucky Mortgage and Security
      Agreement (as defined in the 1988 Note Purchase Agreement) which may be created to secure certain revenue bonds issued or to be issued in an aggregate principal amount not exceeding $10,000,000 in connection with a salt cake processing facility and landfill expansion constructed or to be constructed on such property;


          (h) Liens outstanding on the First Closing Date and listed on Exhibit B with respect to property then owned by the Company securing Indebtedness permitted by Section 7.4(c),
      PROVIDED that such Liens are not renewed or extended and do not at any time extend to property other than property that was subject to such Liens on the First Closing Date; and

          (i) (i) Liens on any shares of the capital stock of an Unrestricted Subsidiary and (ii) the Barmet Option.

          In case any Lien arises in violation of this Section 7.6, the Company shall make or cause to be made provisions whereby the Notes will be secured equally and ratably with all other obligations secured thereby, and in any case, the Notes shall have the benefit to the full extent that the holders may be entitled thereto under applicable law of an equitable Lien so equally and ratably securing the Notes. Any violation of this Section 7.6 shall constitute an Event of Default pursuant to Section 9.1(c) whether or not any such provision is made pursuant to the preceding sentence.

          Section 7.7. LIMITATION ON RESTRICTED PAVMENTS AND RESTRICTED INVESTMENTS. The Company will not directly or indirectly, through any of its Subsidiaries or otherwise, declare or make, or incur any liability to make, any of the following (such actions as are hereinafter described in subsections (a) and (b) being called 'Restricted Payments"):

          (a) any payment in cash, property or other assets (other than shares of any class of capital stock of the Company or any rights, warrants or options to purchase such shares) as dividends or other distributions upon, for the purpose of purchasing, retiring, redeeming or otherwise acquiring for value, directly or indirectly, or otherwise in respect of, any shares of any class of capital stock (or any warrants or options evidencing a right to purchase any such shares of stock) of the Company, except to the extent permitted below; or

          (b) any Restricted Investment;

PROVIDED, HOWEVER, that the provisions of this Section 7.7 shall not prohibit the making of any Restricted Payment if, immediately after, and after giving effect to, the making of such Restricted Payment (i) no Event of Default (or event which with notice or lapse of time or both would constitute an Event of Default) would exist and (ii) the Net Amount of Restricted Payments made after September 30, 1995 would not exceed the sum of (x) $5,000,000 plus (y) 50% of Consolidated Net Income (minus 100% of any consolidated net loss) for the period commencing October 1, 1995 and ending on the last day of the fiscal quarter of the Company most recently ended at the time such Restricted Payment is made plus
(z) the sum of the aggregate net cash proceeds, determined by reference to the net cash received by the

Company (after deducting all underwriting discounts and commissions and all other expenses of such issuance), from the sale of Company capital stock made after September 30, 1995.

          For purposes of this Section 7.7, "Net Amount of Restricted Payments" means for any period (i) the aggregate amount of cash, property and other assets (at the greater of net book value or fair market value) distributed during, and liabilities outstanding at the end of, such period in respect of Restricted Payments of the type described in subsection (a) above, and (ii) in respect of Restricted Investments, the cost thereof less any actual return of capital in respect thereof (it being understood that any dividends and interest payments received in respect of Restricted Investments shall not reduce the cost thereof).

          Section 7.8. MAINTENANCE OF CURRENT ASSETS, CONSOLIDATED WORKING CAPITAL, NET WORTH AND FIXED CHARGE COVERAGE.

          (a) The Company and its Restricted Subsidiaries shall at all times maintain Consolidated Working Capital equal to or greater than $5,000,000 and shall not permit Consolidated Current Assets to be less than 125% of Consolidated Current Liabilities.

          (b) The Company shall not at any time permit its Consolidated Net Worth to be less than the sum of $60,000,000 plus the greater of
      (i) zero and (ii) 50% of cumulative Consolidated Net Income from and after October 1, 1995.

          (c) The Company shall not at any time permit the sum of (i) Consolidated Cash Make plus (ii) the aggregate Rentals attributable to the Company and its Restricted Subsidiaries to be less than 250% of the sum of Consolidated Interest Expense plus Rentals attributable to the Company and its Restricted Subsidiaries for the four immediately preceding consecutive fiscal quarters.

          Section 7.9. LIMITATION ON LEASES. Neither the Company nor any Restricted Subsidiary shall, directly or indirectly, become or be liable for any payment of Rentals with respect to any lease of real or personal property having a remaining term in excess of five years, including extensions and renewals at the option of the lessor, if the aggregate Rentals payable by the Company and its Restricted Subsidiaries under all such leases for all future periods shall exceed $2,000,000, unless the amount in excess of $2,000,000 is included, when capitalized, as Consolidated Funded Indebtedness; PROVIDED, HOWEVER, that this limitation shall not apply to (i) any lease of data processing, office, communication, mobile or transportation equipment having aggregate annual Rentals not to exceed $150,000, (ii) that certain Lease dated as of June 1, 1981, between Valjo Corporation and Interamerican Zinc, Inc., as amended by that certain Amendment to Lease dated November 4, 1988, between Anderson Development Company and Interamerican Zinc, Inc., providing for aggregate annual Rentals not to exceed $100,000, as it may be extended from time to time, and (iii) that certain Rental Agreement dated December 1, 1983, between Anderson Development Company and Interamerican Zinc, Inc., as amended by that certain Amendment to Rental Agreement dated as of November 4, 1988, between Anderson Development Company and Interamerican Zinc, Inc., providing for aggregate annual Rentals not to exceed $7,000, as it may be extended from time to time.

          Section 7.10. MERGER OR CONSOLIDATION OR TRANSFER OF ASSETS. Neither the Company nor any Restricted Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or directly or indirectly convey, sell, lease, transfer, abandon or otherwise dispose of or suffer to be conveyed, sold, leased, transferred, abandoned or otherwise to be disposed of (whether voluntarily or involuntarily) all or any part of its properties or assets; PROVIDED, HOWEVER that so long as no Event-of Default (or event which with notice or lapse of time or both would become an Event of Default) exists immediately before, or would exist immediately after and after giving effect to, such transaction:

          (a) any Wholly-Owned Restricted Subsidiary may be consolidated with or merged into the Company or another Wholly-O@ed Restricted Subsidiary;

          (b) any Wholly-Owned Restricted Subsidiary may make dispositions of any of its property or assets to the Company or another
      Wholly-Owned Restricted Subsidiary, whether by dissolution, liquidation or otherwise;
                                       35

          (c) the Company may be consolidated with or merged into any other Person, and the Company may convey, sell, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any Person, and any Person may consolidate with or merge into the Company or convey or transfer its properties or assets substantially as an entirety to the Company, if the resulting
      Person or the transferee of such assets, as the case may be, is a corporation organized and existing under the laws of a State in the United States which (i) will assume the obligations of the Company under this Agreement and the Notes and (ii) can incur an additional $1.00 of Funded Indebtedness pursuant to Section 7.4(j); and

          (d) the Company and any Restricted Subsidiary may convey, sell, lease, transfer, abandon or otherwise dispose of or suffer to be conveyed, sold, leased, transferred, abandoned or otherwise to be disposed of (whether voluntarily or involuntarily) any of its assets constituting not more than 10% of Consolidated Total Assets in any transaction or series of related transactions during any consecutive twelve-month period, PROVIDED that not more than 15% of Consolidated Total Assets are disposed of on a cumulative basis from the date hereof.

The sale or other disposition of assets in the ordinary and usual conduct of business and the disposition of worn-out or obsolete equipment shall not be deemed to be dispositions of assets for the purposes of this Section 7.10.

          Section 7.11. ISSUE OR DISPOSITION OF SECURITIES. No Restricted Subsidiary shall issue, sell, assign, transfer or otherwise dispose of any shares (or other ownership interests) of any class of its capital stock or equity ownership interests or of any options or warrants to purchase its capital stock or equity ownership interests or of other securities exchangeable for or convertible into its capital stock or equity ownership interests except (a) to the Company or a Wholly-Owned Restricted Subsidiary or (b) directors' qualifying shares as required by law.

Neither the Company nor any Restricted Subsidiary shall sell, assign, transfer or otherwise dispose of (except to the Company or a Wholly-Owned Restricted Subsidiary) any shares of capital stock (or other ownership interests) of any class of any Restricted Subsidiary, or any other security of, or any Indebtedness owing to it by, any Restricted Subsidiary, unless:

          (i) the greater of the consideration received therefor and the value thereof as stated on the books of the Company or such Restricted Subsidiary of (A) the stock (or other ownership interests) and other securities of such Restricted Subsidiary and of each other Restricted Subsidiary disposed of pursuant to this
      Section 7.11 in the fiscal year of the Company in which such sale shall occur and (B) the other properties and assets of the Company and its Restricted Subsidiaries disposed of pursuant to Section 7.10(d) does not exceed 10% of Consolidated Total Assets during any consecutive twelve-month period, PROVIDED that not more than 15% of Consolidated Total Assets are disposed of on a cumulative basis from the date hereof;

          (ii) ll of the capital stock (or other ownership interests) and other securities and the entire Indebtedness of such Restricted Subsidiary owned by the Company and each other Restricted
      Subsidiary shall be sold, assigned, transferred or otherwise disposed of (other than to the Company or a Wholly-Owned Restricted Subsidiary) at the same time;

          (iii) such Restricted Subsidiary shall not, at the time of such sale, assignment, transfer or other disposition, own either (A) any shares of capital stock (or other ownership interests) of any class or any other security or any Indebtedness of any other Restricted Subsidiary which is not being simultaneously disposed of as permitted by this Section 7.11 or (B) any Indebtedness of the Company;

          (iv) immediately before and after giving effect to such sale, assignment, transfer or other disposition, no Event of Default (or event which with notice or lapse of time or both would constitute an Event of Default) will have occurred and be continuing; and

          (v) the consideration received for such shares of capital stock (or other ownership interests), other security or Indebtedness is not less than the fair market value thereof as determined by the Board of Directors of the Company.

          For purposes of clause (i) of this Section 7.11, the value of capital stock of any Restricted Subsidiary issued or sold in connection with the Barmet Option shall be included as capital stock of a Restricted Subsidiary that was sold for a consideration of $8,417,000 and shall be included in the computation of Consolidated Total Assets for purposes of such clause (i) as though such sale took place on the date immediately following the date hereof.

          Section 7.12. LIMITATION ON TRANSACTIONS WITH AFFILIATES. Neither the Company nor any Restricted Subsidiary shall enter into any transaction, including, without limitation, the purchase, sale or exchange of property or assets or the rendering of any service, with any Affiliate unless in the ordinary and usual conduct of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

          Section 7.13. LIMITATION ON INVESTMENTS. Neither the Company nor any Restricted Subsidiary will acquire or hold any stock, bond, note, or other evidence of Indebtedness or any other security of, or make any loan, advance, capital contribution or extension of credit (except for current trade and customer accounts receivable for merchandise, products, materials and supplies sold) to, any Person (herein called "Investments") except:

          (a) obligations of the United States of America or the Dominion of Canada or any agency or instrumentality thereof, unconditionally guaranteed by the United States of America or the Dominion of Canada, as the case may be, PROVIDED that such securities have a final maturity not in excess of one year from the date of acquisition thereof;

          (b) time deposits or certificates of deposit maturing within one year from the date of acquisition thereof issued by any bank or trust company which (i) is a member of the Federal Reserve System or has been organized under the laws of the Dominion of Canada, (ii) has capital stock, surplus and undivided profits of not less than $100,000,000, and (iii) has been assigned an investment rating of "A-2' or higher by Moody's Investors Service, Inc. or "A" or higher by Standard & Poor's Corporation (or the successors thereof);

          (c) commercial paper which has a final maturity not in excess of 270 days from the date of issuance thereof and which is rated "Prime 1" (or such other equivalent rating as signifies the highest investment quality) by Moody's Investors Service, Inc. or 'A-I+' (or such other equivalent rating as signifies the highest investment quality) by Standard & Poor's Corporation (or the successors thereof);

          (d) Investments in a corporation, limited liability company, partnership, trust or other similar entity which is, or immediately after the making of such Investment will be, a Restricted Subsidiary;

          (e) Investments in a corporation, limited liability company, partnership, trust or other similar entity which is, or immediately after the making of such Investment will be, an Unrestricted Subsidiary, PROVIDED that Investments in respect of such Unrestricted Subsidiary, together with Investments in respect of all other Unrestricted Subsidiaries (the amount of each such Investment being the cost thereof determined as of the time such Investment is actually made), do not exceed either $1,000,000 during any one fiscal year of the

       Company or $5,000,000 in the aggregate at any time;

          (f) only in respect of Investments made by the Company, Investments as permitted under the PROVISO to Section 7.7;

          (g) an Investment constituting the initial investment in a joint venture solely to conduct activities as permitted by Section
      7.3(f), to be entered into between the Company or a Restricted Subsidiary and VAW aluminum AG, a German corporation, or an affiliate thereof, such initial Investment not to exceed
      $16,000,000 (U.S.);

          (h) Investments in a foreign subsidiary in which all of the capital stock and voting power will be 100% owned, directly or indirectly, by the Company, to be organized solely to conduct activities as permitted by Section 7.3(f) at a plant to be located in Swansea, Wales, United Kingdom, with such Investments not to exceed, in the aggregate, $9,000,000 (U.S.); and

          (i) Investments by the Company or a Restricted Subsidiary in Marport Smelting, L.L.C., an Indiana limited liability company, to conduct business solely as permitted by Section 7.3(f), with such Investments not to exceed $1,000,000.

          Section 7.14. TAX CONSOLIDATION. Neither the Company nor any Restricted Subsidiary will file or consent to the filing of any consolidated income tax return with any Person other than the Company and/or one or more Subsidiaries.

          Section 7.15. AUDITORS. The Company will employ, or cause to be employed, a Firm of Certified Public Accountants. Such Firm of Certified Public Accountants will examine the consolidated financial statements of the Company and its Restricted Subsidiaries referred to in Section 8.1(b) in accordance with generally accepted auditing standards and accordingly will include in such examination such tests of the accounting records and such other procedures as they consider necessary in the circumstances. Such Firm of Certified Public Accountants will express an opinion on such consolidated financial statements without reliance upon the opinion of any other accountants. Such consolidated financial statements will present fairly, in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year, the consolidated financial position of the Company and its Restricted Subsidiaries at the end of, and their consolidated results of operations, changes in stockholders' equity and cash flows for, the periods specified in Section 8.1(b). The opinion to be expressed by such Firm of Certified Public Accountants shall be without qualification.

          Section 7.16. ACQUISITION OF Notes. Neither the Company nor any of its Restricted Subsidiaries or Affiliates will, directly or indirectly, purchase or otherwise acquire any outstanding unpaid Notes except pursuant to an offer made PRO rata and on the same terms to the holders of all of the Notes at the time outstanding; and any Notes so acquired pursuant to such offer shall forthwith be canceled and no Notes shall be issued in substitution therefor.

          Section 7.17. LIMITATION ON PRIOR CLAIMS. Except as permitted hereunder and except as otherwise provided by statute, neither the Company nor any Restricted Subsidiary will in any manner become or remain liable, contingently or otherwise, in respect of any Indebtedness to any Person (including any Person who guarantees or otherwise becomes surety for the whole or any part of such Indebtedness or acquires any right or incurs any obligation to become, either immediately or upon the occurrence of some future contingency, the owner of all or any part thereof) who shall either immediately or upon the occurrence of insolvency or some other contingency, have any right by reason of any statute or otherwise to have any claim in respect of such Indebtedness first satisfied out of the general assets of the Company or such Restricted Subsidiary in priority to claims of its general creditors.

          Section 7.18. SALE OR DISCOUNT OF RECEIVABLES. Neither the Company nor any Restricted Subsidiary will discount or sell with recourse, or sell for less than the-greater of the face value or market value thereof, any of its notes, trade acceptances, accounts or bills receivable.

          Section 7.19. ERISA. (a) The Company will maintain, and cause each Related Person to maintain, each Plan (other than a Multiemployer Plan) in compliance with the applicable provisions of ERISA and the regulations and published official interpretations thereunder, the failure to comply with which could subject the Company or any Related Person to tax in a material amount or to a material penalty.

    (b)    The Company will not, and will not permit any Related
Person to,

          (i) engage in any transaction or fail to take any action in connection with which the Company or any Related Person could be subject to either a material civil penalty assessed pursuant to Section 502 of ERISA or a tax in a material amount imposed by section 4975 of the Code;

          (ii) terminate any Plan in a manner, or permit to be taken or take any other action, which could result in any liability of the Company or any Related Person in a material amount to the Pension Benefit Guaranty Corporation or with respect to any Multiemployer Plan under Title IV of ERISA;

          (iii) fail to make full payment when due of all contributions and other amounts which the Company or any Related Person is required to pay under the provisions of any Plan or pursuant to any applicable collective bargaining agreement, or, with respect to any Plan
      (other than a Multiemployer Plan), permit to exist any "accumulated funding deficiency", whether or not waived, with respect to such Plan;

          (iv) permit the actuarial present value of all benefit liabilities under all Plans (other than Multiemployer Plans) to exceed the fair market value of the assets of such Plans by more than $250,000, with such benefit liabilities determined based on the actuarial assumptions which would be used by the Pension Benefit Guaranty Corporation with respect to Plans terminating at the time of determination; or

          (v) adopt any amendment to a Plan to which Section 307 of ERISA applies.

 As used in this Section 7.19, the term 'accumulated funding deficiency' has the meaning indicated for such term in Section 4.13.

          Section 7.20. FOREIGN PENSION LIABILITY. The Company will not, and will not permit any Related Person to, incur any liability under the laws of any applicable jurisdiction outside of the United States to or in respect of any employee benefit plan or other plan mandated by law or established or maintained for the benefit of employees of the Company or of any Related Person which could have a Material Adverse Effect.

          Section 7.21. SPECULATION IN COMMODITIES AND INVENTORY LEVELS.
Neither the Company nor any Restricted Subsidiary will buy or sell aluminum or futures contracts or options for futures contracts with respect thereto for speculation (i.e., buying or selling in expectation of profiting from market fluctuation), nor will it sell forward recycled aluminum unless it owns or has under firm contract the raw materials (e.g., dross, used aluminum beverage cans, or aluminum scrap) sufficient to produce such recycled aluminum. At any one time, the Company and its Restricted Subsidiaries will not exceed 5% of their consolidated yearly capacity in inventory owned by the Company and its Restricted Subsidiaries that is not presold to an established customer or the sale of which is not supported by a letter of credit.

          Section 7.22. ENVIRONMENTAL COVENANTS. Neither the Company nor any of its Subsidiaries shall use any of their respective properties to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with, Hazardous Materials except as may be necessary to conduct the Company's or its Subsidiaries' business and in accordance in all material respects with all Requirements of Law, and neither the Company nor any Subsidiary shall cause or permit, as a result of any intentional or unintentional act or omission on the part of the Company or any Occupant, the installation or placement of Hazardous Materials in or on any of its properties or a release of Hazardous Materials onto any of its properties or suffer the presence of Hazardous Materials on any of its properties except as aforesaid. The Company and each Subsidiary shall not fail to comply with, and shall ensure that all Occupants not fail to comply with, all applicable Requirements of Law with respect@to Hazardous

Materials, to the extent such failure would result in a Material Adverse
Effect, and shall keep all of their respective properties free and clear of any Liens imposed pursuant to such Requirements of Law. In the event that the Company or any Subsidiary receives any notice or advice from any governmental agency, or any Occupant with regard to Hazardous Materials on, from or affecting any of its properties, which notice relates to a violation by the Company, any Subsidiary or any Occupant of any Environmental Law, the Company shall immediately notify the Noteholders. The Company and each Subsidiary shall, and shall cause all Occupants to, maintain their properties and business in a manner and condition in accordance with all Requirements of Law in all material respects.

          Section 7.23. PARI PASSU. The Company shall ensure that its obligations under the Notes shall at all times rank at least PARI PASSU in priority of payment with all unsecured and unsubordinated Indebtedness of the Company.

SECTION 8. REPORTS, ETC.

          Section 8.1. FINANCIAL STATEMENTS AND OTHER REPORTS. The Company will deliver to the Purchaser from the date of this Agreement and so long as it holds any Note, and to each holder of Notes:

          (a) as soon as practicable after the end of each of the first, second and third fiscal quarters of each fiscal year, and in any event within 45 days thereafter, duplicate copies of the consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries, as at the end of such fiscal quarter, and consolidated and consolidating statements of earnings and consolidated statements of cash flows of the Company and its Restricted Subsidiaries for such fiscal quarter and (in the case of the second and third fiscal quarters) for the portion of the fiscal year ending with such fiscal 'quarters setting forth in each case in comparative form the figures for the corresponding periods one year earlier, all in reasonable detail and certified as having been prepared in accordance with generally accepted accounting principles, consistently applied (except for inconsistencies specifically disclosed in such certificate), and fairly presenting the financial position of the Company and its Restricted Subsidiaries and the results of its and their operations, subject to changes resulting from year-end audit adjustments, by the principal financial officer of the Company, PROVIDED, that so long as any of the Company's Restricted Subsidiaries as of the date of this Agreement shall not be engaged in any active operations, the Company shall not be required to deliver consolidating balance sheets and statements of income and such other statements for such Restricted Subsidiary;

          (b) as soon as practicable after the end of their respective fiscal years, and in any event within 90 days thereafter, duplicate copies of:

                   (i) consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries as at the end of such year, and

                   (ii) consolidated and consolidating statements of earnings and consolidated statements of changes in stockholders' equity and cash flows of the Company and its Restricted Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and, in the case of the consolidated statements of the Company, certified and accompanied by the report of the Firm of Certified Public Accountants, and, in the case of the consolidating statements and the separate statements of the Company, certified by the principal financial officer of the Company, such certifications and reports to state that such financial statements fairly present the matters covered-thereby in accordance with generally accepted accounting principles consistently applied (except for inconsistencies, if any, which are specifically disclosed and with which such Firm of Certified Public Accountants concurs), PROVIDED, that so long as any of the Company's Restricted Subsidiaries as of the date of this Agreement shall not be engaged in any active operations, the Company shall not be required to deliver consolidating balance sheets and statements of income and such other statements for such Restricted Subsidiary;

          (c) together with the delivery of the financial statements referred to in Section 8.1(a) and (b) (or, in the case of clause
      (i) below, if quarterly or annual reporting requirements for such entities differ from those set forth in Section 8.1(a) or (b), as soon as the same are available), (i) separate financial statements of substantially the same type referred to in Section 8.1(a) and
      (b) for each of the entities described in Section 7.13(g), (h) and
      (i), together with, to the extent any such fiscal year-end financial statements are audited, a copy of the auditor's report with respect to such financial statements, and (ii) a copy of a report to management of the Company on a plant-by-plant, year-to-date, basis, substantially in the form attached hereto as Exhibit C;

          (d) promptly upon receipt thereof, one copy of each other report submitted to the Company or any Restricted Subsidiary by any certified public accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Restricted Subsidiary;

          (e) promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company or any Restricted Subsidiary to stockholders generally, and of each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Company or any Restricted Subsidiary with, or received by such Person in connection therewith from, any securities exchange or the Securities and Exchange Commission or any successor agency;

          (f) as soon as possible (but in any event within ten days) after the Company or any Related Person knows or has reason to know with respect to any Plan (or any trust created under or forming a part of any Plan) of any Reportable Event, Prohibited Transaction, Termination or Withdrawal
      Event or other occurrence which could result in liability in a material amount to the Pension Benefit Guaranty Corporation or with respect to any Multiemployer Plan under Title IV of ERISA, a statement of the chief financial officer of the Company describing the details of such Reportable Event, Prohibited Transaction, Termination or Withdrawal Event or other occurrence and the action which the Company or any Related Person proposes to take with respect thereto, together with a copy of any notice, report, return or other papers filed or received by the Company or any Related Person with respect to, or otherwise pertaining to, the Reportable Event, Prohibited Transaction, Termination or Withdrawal Event or other occurrence; and

          (g) with reasonable promptness, such other data and information as to the business, operations, properties, assets or prospects, or the condition, financial or otherwise, of the Company or any Restricted Subsidiary or the ability of the Company to perform this Agreement or to pay when due in accordance with the terms of the Notes and this Agreement, the principal of, premium, if any, and interest on, the Notes, as from time to time may be reasonably requested by the Purchaser or any holder of the Notes.

          Recipients of any financial statements or other reports or documents delivered by the Company pursuant to this Section 8.1 may furnish such statements and reports to any regulatory authority having jurisdiction over them and the National Association of Insurance Commissions and to such other Persons as they in their discretion may deem appropriate; provided, however, that neither you nor any subsequent holder of Notes shall be permitted to, and the Company shall not be required to, furnish any financial statements or other reports or documents delivered or to be delivered by the Company pursuant to this Section 8.1, or disclose any information obtained pursuant to Section 8.4, unless (i) such information is publicly available or (ii) otherwise required under applicable law, to any Person who at the time is known to you, such holder or the Company, as the case may be, to be in direct competition with the Company. The Company agrees to furnish to the Purchaser and each other holder of the Notes (except as provided in the preceding sentence) additional copies of the materials referred to in this Section 8.1 upon its request.

          Section 8.2. OFFICERS' CERTIFICATES. Each set of financial statements relating to the Company delivered to the Purchaser or any other holder of the Notes pursuant to Section 8.1(a) or (b) will be accompanied by a certificate of the President or an Executive Vice President and of the chief financial officer of the Company setting forth (i) the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of SS 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.11,
7.13, 7.14 and 7.21 during the period covered by the income statements then being furnished and a certification as to insurance in force at the close of the fiscal year covered by such, financial statements meeting the requirements of 57.3(b); and (ii) whether there exists on the date of the certificate any condition or event which then constitutes, or which after lapse of time would constitute an Event of Default, and, if any such condition or event then exists, specifying the nature and period of existence thereof and the action being taken and proposed to be taken with respect thereto.

          Section 8.3. ACCOUNTANTS' CERTIFICATE. Each set of annual financial statements relating to the Company delivered to the Purchaser or any other holder of the Notes pursuant to Section 8.1(b) will be accompanied by a report of the Firm of Certified Public Accountants who examined such financial statements, which report shall state that, in making their examination necessary to express an opinion on such financial statements, such accountants have obtained no knowledge of any condition or event which then constitutes, or which after notice or lapse of time or both would constitute, an Event of Default or, if any such condition or event then exists, specifying the nature and period of existence thereof.

          Section 8.4. INSPECTION. The Company will permit the representatives of the Purchaser, so long as the Purchaser holds any Note, or the representatives of any other holder of the Notes (other than a holder which at the time is in direct competition with the Company), at the Purchaser's or such holder's expense (unless an Event of Default shall have occurred and is continuing, in which event at the Company's expense), to visit and inspect any of the properties of the Company or any of its Restricted Subsidiaries, to examine all their books of account and other financial records and reports related thereto, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective employees, officers and certified public accountants, all at such reasonable times and as often as may reasonably be requested, PROVIDED, that any information concerning the Company's internal operations or financial condition which is not public knowledge and which is so designated by the Company in writing and disclosed hereafter by the Company pursuant to this Section 8.4 shall be kept confidential by the Purchasers, the other holders of the Notes and their respective representatives in accordance with such Purchaser's or holder's usual internal procedures and shall not be used otherwise than in connection with the administration of the loans contemplated hereby, except to the extent (a) it was known to the Purchaser or such holder when received or (b) it is or hereafter becomes public knowledge or becomes lawfully obtainable from other sources, or (c) the Purchaser or such holder is compelled to disclose such information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, or (d) such information is required by attorneys or accountants of such Purchaser or holder or is to be disclosed to the National Association of Insurance Commissioners, or (e) such duty as to confidentiality and non-use is waived by the Company.

SECTION 9. EVENTS OF DEFAULT.

          Section 9.1. NATURE OF EVENTS. An "Event of Default" shall exist if any of the following occurs and is continuing:

          (a) any payment or prepayment of principal or premium, if any, or interest on any Note is not made on or before the date such payment or prepayment is due, provided that if a payment or prepayment made by the Company pursuant to wire transfer or similar means is not received by virtue of a breakdown in such wire transfer or other system beyond the control of the Company, the failure of any Noteholder to receive such payment or prepay-
ment when due shall not constitute an Event of Default if and so long as the Company uses its best efforts to correct such nonpayment;

          (b) the Company or any Restricted Subsidiary fails to perform or observe any covenant applicable to it contained in Sections 7.4 through
      7.18 and Section 7.21, and (if capable of cure) such failure shall continue unremedied for a period of 15 days after the Company knew or reasonably should have known about such failure;

          (c) the Company or any Restricted Subsidiary fails to comply with any other provision of this Agreement and such failure shall continue
      30 days after the earlier of (i) the date the Company has knowledge of such failure, and (ii) the date you give written notice to the Company of such failure;

          (d) any representation, warranty or statement by or on behalf of the Company or any Restricted Subsidiary contained in this Agreement or in any certificate, written statement or document, furnished by or on behalf of the Company or any Restricted Subsidiary in connection with the negotiation of this Agreement, the sale of the Notes or the Company's performance of its obligations hereunder or thereunder is, when taken together with all such representations, warranties and statements, false or misleading in any material respect;

          (e) (1) the Company or any Restricted Subsidiary fails to make any payment due in respect of any Indebtedness for Money Borrowed (including any of the 1988 Notes) or any other security, which failure shall continue beyond any applicable period of grace with respect thereto, or (2) any event shall occur or any condition shall exist in respect of any such Indebtedness or other security of the Company or any Restricted Subsidiary, or under any agreement securing or relating to such Indebtedness or other security, the effect of which is (i) to cause (or permit any holder of such indebtedness or other security, or a trustee for any such holder, to cause) such Indebtedness or other security, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or (ii) to permit a trustee or the holder of any security of the Company or any Restricted Subsidiary (other than the Voting Securities of the Company or such Restricted Subsidiary) to elect a majority of the directors on the Board of Directors or other governing body of the Company or such Restricted Subsidiary;

          (f) any default or other event shall occur or any condition shall exist under any lease entered into by the Company or any Restricted Subsidiary having aggregate Rentals in excess of $1,000,000, which default, event or condition continues beyond any applicable period of grace with respect thereto, and the effect of such default, event or condition is to cause or permit the lessor under any such lease to terminate such lease or the rights of possession thereunder of the Company or a Restricted Subsidiary or to accelerate the maturity of unaccrued Rentals thereunder;

          (g) a receiver, custodian, liquidator, or trustee of the Company or any Restricted Subsidiary or of any of the property of any of them, shall be appointed by court order and such order shall remain unstayed and in effect for more than 60 days; or the Company or any Restricted Subsidiary shall be adjudicated bankrupt or insolvent, or any substantial part of the property of any of them shall be sequestered by court order and such order shall remain unstayed and in effect for more than 60 days; or a petition shall be filed against the Company or any Restricted Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within 60 days after such filing;

          (h) the Company or any Restricted Subsidiary shall commence a voluntary case under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law;

          (i) the Company or any Restricted Subsidiary shall make an assignment for the benefit of its creditors, or shall be generally unable to pay its debts as they become due, or shall petition for or consent to the appointment of a receiver, custodian, trustee or liquidator of the Company or a Restricted Subsidiary or of all or any substantial part of the property of any of them;

          (j) provided that any of the following actions could result in a Material Adverse Effect (with respect to the Company or any Related Person), either (i) the plan administrator of any Plan shall file notice, required under Section 4041 of ERISA, with the Pension
      Benefit Guaranty Corporation of intent to terminate such Plan, (ii) the Pension Benefit Guaranty Corporation shall institute proceedings under Section 4042 of ERISA to terminate any Plan,
      (iii) the plan administrator of any Plan shall notify the Pension Benefit Guaranty Corporation that the withdrawal of the Company or any Related Person is, or is treated as, the withdrawal of a substantial employer within the meaning of Section 4063 of ERISA, or (iv) the Company or any Related Person shall withdraw or partially withdraw from any Multiemployer Plan;

          (k) any order, judgment or decree shall be entered in any proceeding against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days;

          (l) any order, judgment or decree shall be entered in any proceedings against the Company or any Restricted Subsidiary decreeing a split-up of the Company or such Restricted Subsidiary which requires the divestiture of a substantial part, or the divestiture of the stock of a Restricted Subsidiary whose assets constitute a substantial part, of the consolidated assets of the Company and its Restricted Subsidiaries, and such order, judgment or decree remains unstayed and in effect for more than 60 days; and/or

          (m) a final judgment or judgments for the payment of money aggregating in excess of $500,000 is or are outstanding against one or more of the Company and its Restricted Subsidiaries and any one of such judgments has been outstanding for more than 60 days from the date of its entry and has not been discharged in full or stayed by writ of SUPERSEDEAS or otherwise.

          Section 9.2. DEFAULT REMEDIES. If an Event of Default referred to in paragraph (g), (h), (i) or (k) of Section 9.1 exists, automatically, or, in the case of an Event of Default referred to in paragraph (a), at the option of any holder of any Note then outstanding exercised by written notice to the Company, or, in the case of any other Event of Default, at the option of the Directing Noteholders exercised by written notice to the Company, the entire principal of and all interest accrued on the Notes shall forthwith be due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived and, in addition to any other right, power or remedy permitted to it by law, each such holder shall have the right to proceed to enforce all other remedies available to it under this Agreement. The Company will forthwith pay to the holder of each such Note the entire principal of and interest accrued on such Note, and, to the extent permitted by law, a premium equal to the Make-Whole Amount at the time of such payment. No course of dealing on the part of any Noteholder nor any delay or failure on the part of any Noteholder to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. If the Company fails to pay when due the principal of, premium, if any, or interest on any Note, or fails to comply with any other provisions of this Agreement, the Company will pay to the holder of such Note, to the extent permitted by law, such further amount as shall be sufficient to cover the costs and expenses, including but not limited to reasonable attorneys' fees, incurred by such holder in collecting any sums due on such Note or in otherwise enforcing any of the holder's rights.

          At any time after the principal of, and interest accrued on, any Note is declared due and payable (except pursuant to an automatic acceleration due to the occurrence of an Event of Default referred to in paragraph (g), (h), (i) or
(k) of Section 9.1 or an acceleration due to the occurrence of an Event of Default referred to in Section 9.1(a)), and before a judgment or decree for payment of the money due has been obtained, the Majority Holders, by written notice to the Company, may rescind and annul such declaration and its consequences if (a) the Company has paid (i) all overdue installments of interest on all the Notes, (ii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration, (iii) interest on such overdue principal and premium and (to the extent permitted by applicable law) on any overdue installments of interest in respect of the Notes at the rate per annum applicable to overdue payments on such Notes set forth in Section 1.1, and (b) all Events of Default, other than nonpayment of amounts which have become due solely by such declaration, and all conditions and events which after notice or lapse of time or both would constitute Events of Default have been cured or waived as provided in Section 11.2. No such rescission and annulment shall affect any subsequent declaration or impair any right consequent thereon.

          Section 9.3. NOTICE OF DEFAULT. If any one or more of the Events of Default specified in Section 9.1 shall occur, or if any one or more events which with notice or lapse of time or both would become one or more Events of Default shall occur, or if the holder of any Note or of any other evidence of Indebtedness or other security of the Company or any of its Restricted Subsidiaries or the lessor under any lease referred to in Section 9.1(f) gives any notice or takes any other action in respect to a claimed default, the Company will forthwith, upon becoming aware of same, GIVE written notice thereof to all holders of Notes then outstanding describing such Event of Default, event, notice or action, the nature of the Event of Default, event or claimed default and specifying what action the Company is taking or proposes to take with respect thereto.

SECTION 10.  INTERPRETATION OF AGREEMENT AND NOTES.

          Section 10.1. DEFINITIONS. For all purposes of this Agreement and the Notes, the following definitions shall have the meanings herein specified and shall include in the singular number the plural and in the plural number the singular:

          "AFFILIATE" means a Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; PROVIDED, that the term Affiliate shall not be deemed to include a Restricted Subsidiary. The term "control" (including the terms "controlled by' and 'under common control with') means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Securities, by contract or otherwise.

          "AGREEMENT" means this Agreement, as the same may at any time be amended or modified and in effect.

          "APPLICABLE TREASURY YIELD" shall be determined by reference to (i) the display designated as "Page 678" on the Telerate Access Service
      (or such other display as may replace Page 678 on the Telerate
      Access Service) as of 10:00 a.m. (New York City time) on the second Business Day preceding the date fixed for the payment of Notes in question, or (ii) if not reported as of such time or otherwise unascertainable, the most recent Federal Reserve Statistical
      Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for the payment of Notes in question (or, if such Statistical Release is no longer published, any publicly available source of similar market data), and shall mean the yield reported on such Telerate Access Service, or most recent weekly average yield, as the case may be, on actively traded
      U.S. Treasury securities adjusted to a constant maturity equal to the then remaining Weighted Average Life to Maturity of such Notes
(the "REMAINING LIFE"); provided that if the Remaining Life of such Notes is not equal to the contract maturity of a U.S. Treasury security for which a yield or weekly average yield is given, the Applicable Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yield or weekly average yield of U.S. Treasury securities for which such yields are given.

          "BANK LOAN AGREEMENT" means that certain Loan Agreement dated September 20, 1994, as amended, between the Company and Texas Commerce Bank National Association.

          "BARMET OPTION" means that certain right of Barmet Aluminum Corporation ("Barmet") to purchase up to a 49% interest in IMCO Recycling of Ohio Inc., a Restricted Subsidiary, pursuant to the terms and conditions of that certain Supply Agreement dated
      March 2, 1992, as amended, by and between the Company and Barmet.

          "BUSINESS DAY" means a day on which banks located in New
      York City are not required or authorized by law or executive order to remain closed.

          "CAPITALIZED LEASE" means a lease under which the obligation of the lessee would, in accordance with generally accepted accounting principles consistently applied, be included in determining total liabilities as shown on the liability side of a balance sheet of the lessee.

          "CLOSING DATE" has the meaning set forth in Section 1.2.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMMON STOCK" of the Company means the Company's common stock, $.10 par value.

          "COMPANY" means IMCO Recycling Inc., a Delaware corporation.

          "CONSOLIDATED CASH MAKE" for any period means the sum of:

          (a) Consolidated Net Income for such period (minus, in the event of any sale or other disposition of the type referred to in S7.10 or
      Section 7.11, other than to the Company or a Restricted
      Subsidiary, Net Income attributable to any Restricted Subsidiary (or reasonably attributable to any assets) so sold or otherwise disposed of for such period) plus expenses of the Company and its Restricted Subsidiaries in respect of interest on Indebtedness and expenses of the type set forth in (b)(v) of the definition of Net Income for such period (except for such expenses which were deducted in calculating
      Net Income for such period and were attributable to assets sold or otherwise disposed of in a transaction of the type referred to in
      Section 7.10 or Section 7.11, other than to the Company or a Restricted Subsidiary, attributable to the assets or securities so sold); and

          (b) (without duplication of any amounts included for such period pursuant to (a) above) as to any corporation or other entity which became a Restricted Subsidiary after the beginning of such period, or part or all of the assets of which were acquired by the Company or a Restricted Subsidiary after the beginning of such period, its Net Income during such period prior to the date on which it became a Restricted Subsidiary or the Net Income reasonably attributable to such assets during the period prior to the acquisition thereof without, in either case, any deduction for interest charges on Indebtedness of such corporation or other entity or for depreciation and amortization of such acquired assets, provided that if during such period the proceeds from any sale or other disposition of the type referred to in
          Section 7.10 or Section 7.11 (other than to the Company or a Restricted Subsidiary) have been utilized to acquire such corporation or such assets, the Net Income of such corporation or the Net Income reasonably attributable to such assets included in Consolidated Cash Make pursuant to this clause (b) shall be reduced by the amount of the contribution, if any, to Consolidated Net Income made during such period by such proceeds.

          "CONSOLIDATED CURRENT ASSETS" and "CONSOLIDATED CURRENT LIABILITIES" mean, at any date, the aggregate of the Current Assets and Current Liabilities, respectively, of the Company and its Restricted Subsidiaries after eliminating all intercompany items in accordance with generally accepted accounting principles.

          "CONSOLIDATED FUNDED INDEBTEDNESS" means the aggregate of the Funded Indebtedness of the Company and its Restricted Subsidiaries after eliminating all inter-company items, and otherwise computed, in accordance with generally accepted accounting principles; PROVIDED, that for purposes of computing Consolidated Funded Indebtedness prior to the Second Closing Date, such term shall be deemed to include $15,000,000 aggregate principal amount of the Eleven and One-Half Year Notes as though the same had been issued in full on the First Closing Date.

          "CONSOLIDATED INTEREST EXPENSE" means the aggregate of all interest charges on Indebtedness of the Company and its Restricted Subsidiaries after eliminating all intercompany items, and otherwise computed, in accordance with generally accepted accounting principles.

          "CONSOLIDATED NET INCOME" means, for any period, the aggregate of the Net Income of the Company and its Restricted Subsidiaries after eliminating all minority interests and intercompany items and otherwise computed in accordance with generally accepted accounting principles, but excluding in any event (i) Net Income of any Restricted Subsidiary prior to the date it became a Restricted Subsidiary, (ii) Net Income of any Restricted Subsidiary which by reason of legal or contractual restrictions is unavailable for payment of dividends to the Company or any other Restricted
      Subsidiary, (iii) Net Income of any Person, other than a Restricted Subsidiary, in which the Company or one or more Restricted
      Subsidiaries has an ownership interest unless such Net Income shall have actually been received by the Company or such Restricted
      Subsidiary in the form of cash dividends or similar cash distributions or shall represent declared cash dividends receivable, and (iv) Net Income of any Person, substantially all the properties and assets of which have been acquired, directly or indirectly, in any manner by the Company or any Restricted
      Subsidiary, realized by such Person prior to such acquisition.

          "CONSOLIDATED NET TANGIBLE ASSETS" means, at any date, the aggregate amount of all assets of the Company and its Restricted Subsidiaries after deducting therefrom (i) depreciation, depletion, obsolescence, amortization, valuation, contingency and other proper reserves in accordance with generally accepted accounting principles, (ii) Consolidated Current Liabilities, (iii) Restricted Investments and Investments referred to in Section 7.13(e) and (i),
      (iv) that portion of the book amount of all such assets which would be treated as intangible assets under generally accepted accounting principles, including without limitation, all such items as goodwill, trade marks, trade names, brand names, copyrights, patents, licenses and rights with respect to the foregoing, write-up of assets subsequent to June 30, 1995 and unamortized debt discount and expenses, and (v) all long term liabilities other than Funded Indebtedness; PROVIDED that, solely for purposes of Section 7.4(j)(i), for purposes of computing
      Consolidated Net Tangible Assets prior to the Second Closing Date, such term shall be deemed to include $15,000,000 aggregate principal amount of the Eleven and One-Half Year Notes as though the same had been issued in full on the First Closing Date and that the Company had received $15,000,000 cash in proceeds from such issuance.

          "CONSOLIDATED NET WORTH" shall mean the amount of the Company's stockholder's equity (including all preferred stock) determined on a consolidated basis (excluding Unrestricted Subsidiaries) in accordance with generally accepted accounting principles consistently applied.

          "CONSOLIDATED TANGIBLE NET WORTH" means, at any date, (a) the aggregate of all assets (less reserves for depreciation, depletion, obsolescence, amortization, valuation and any other reserves which are properly deductible therefrom under generally accepted accounting principles) which, in accordance with generally accepted accounting principles, would be included on the asset side of a balance sheet of the Company and its Restricted Subsidiaries, but in any event excluding all assets constituting (i) franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, research development, experimental and organizational expense and all other assets which would be classified as intangible assets under generally accepted accounting principles, (ii) unamortized debt discount and expenses of issuance of Indebtedness, (iii) write-ups of assets subsequent to June 30, 1995, (iv) deferred assets, other than prepaid insurance and prepaid taxes classified as current assets in accordance with generally accepted accounting principles, (v) treasury shares, if any, and (vi) Restricted Investments and Investments referred to in Section 7.13(e) and (i), less (b) the aggregate of all Indebtedness, liabilities, deferred taxes and other items which, in accordance with generally accepted accounting principles, would be included on the liability side of such balance sheet (except capital stock (including all Preferred Stock), capital surplus and retained earnings).

          "CONSOLIDATED TOTAL ASSETS" means, at any date and determined in accordance with generally accepted-accounting principles, the aggregate of all assets of the Company and its Restricted
      Subsidiaries.

          "CONSOLIDATED WORKING CAPITAL" means, at any date, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

          "CONTRACTUAL OBLIGATION" means any obligation, covenant or condition contained in any evidence of Indebtedness or any agreement or instrument under or pursuant to which such evidence of Indebtedness has been issued, or any other agreement or instrument to which the Company or any Restricted Subsidiary is a party or by which they or any of their properties or assets are bound.

          "CURRENT ASSETS" means, at any date, for any Person (i) cash and cash items in any bank or trust company, on hand or in transit, (ii) good and collectible notes, trade acceptances, accounts and bills receivable not more than 59 days overdue taken at their face value,
      (iii) inventories, stated at the lower of cost and fair market value, (iv) prepaid costs and expenses, (v) advances and prepayments to suppliers and (vi) Investments described in clauses
      (a) through (c) of Section 7.13, stated at the lower of cost and current market value or, if there is no ascertainable current market value for any such Investment, at the lower of cost and fair value, but in each case only to the extent that such items would be classified as current assets in accordance with generally accepted accounting principles and all after deduction of appropriate depreciation, depletion, obsolescence, amortization, valuation, contingency and other proper reserves in accordance with generally accepted accounting principles and after deduction of all assets located outside the United States of America.

          "CURRENT LIABILITIES" means, at any date, for any Person (i) all Indebtedness payable on demand or maturing within one year from the date as of which Current Liabilities are to be determined, and (ii) all other items (including taxes accrued as estimated) which in accordance with generally accepted accounting principles would be included as current liabilities on the liability side of a balance sheet of such Person as of the date of such determination, except all repayments, including final maturities, sinking fund payments, installment maturities, serial maturities and prepayments required to be made within one year from such date of determination in respect of any Funded Indebtedness (including the Notes and the 1988 Notes).

          "DIRECTING NOTEHOLDERS" means the holders of not less than 33-1/3% in aggregate principal amount of the Notes at the time outstanding.

          "DISCOUNT RATE" shall mean an interest rate computed in accordance with generally accepted financial practice equal to the sum of (i) the Applicable Treasury Yield and (ii) 0.50% per annum.

          "ELEVEN AND ONE-HALF YEAR NOTES" has the meaning set forth in
      Section 1.1(b).

          "ENVIRONMENTAL LAWS" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "EVENT OF DEFAULT" means one of the Events of Default enumerated in Section 9.1.

          "FIRM OF CERTIFIED PUBLIC ACCOUNTANTS" means Ernst and
      Young LLP, Arthur Andersen & Co., Coopers & Lybrand, Deloitte & Touche LLP, KPMG Peat Marwick LLP, Price Waterhouse & Co., or any other nationally recognized firm of certified public accountants satisfactory to the Majority Noteholders, PROVIDED that such firm is independent with respect to the Person or Persons whose financial statements it examines in accordance with this Agreement.

          "FIRST CLOSING DATE" has the meaning set forth in Section 1.2.

          "FUNDED INDEBTEDNESS" means, at any date, for any Person (i) all Indebtedness of such Person which by its terms matures one year or more from the date of creation thereof, including all repayments (including final maturities, sinking fund payments, installment maturities and serial maturities) and prepayments required to be made within one year after such date of determination in respect of such Indebtedness (including the Notes and the 1988 Notes), and
      (ii) any Indebtedness maturing within one year from the date of determination which may be renewed or extended at the option of the obligor, whether or not theretofore renewed or extended.

          "GOVERNMENT" means the government of the United States of America, the government of any other nation, any political subdivision of the United States of America or any such other nation (including, without limitation, any state, province, territory, federal district, municipality or possession) and any department, agency or instrumentality thereof;

      and "GOVERNMENTAL" means of, by, or pertaining to, any Government.

          "GUARANTY" means, at any date, for any Person all obligations of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations of any other Person (the
      "primary obligor") in any manner, whether directly or indirectly, including, without in any respect limiting the generality of the foregoing, obligations incurred through an agreement, contingent or otherwise, by such particular Person (a) to purchase such Indebtedness or other obligation or any properties or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or other obligation or (ii) to maintain working capital or equity capital or any other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or other obligation, (c) to lease property or to purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or other obligation of the ability of the primary obligor to make payment of the Indebtedness or other obligation or (d) otherwise to assure the owner of the Indebtedness or obligation against loss in respect thereof.

          "HAZARDOUS MATERIALS" means, collectively, all gasoline, petroleum products, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, polychlorinated biphenyls or related or similar materials, asbestos or any materials containing asbestos, or any other substance or materials as may be defined or listed as a hazardous or toxic substance by any Federal, state or local environmental law, ordinance, rule or regulation including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous

      Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.) and the Clean Air Act (42 U.S.C. Section 7401 et seq.) or in the regulations promulgated pursuant thereto.

          "INDEBTEDNESS" means, at any date, for any Person all items (other than capital stock, capital surplus, retained earnings, deferred taxes and deferred credits) which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date on which Indebtedness is to be determined, but in any event including, without in any respect limiting the generality of the foregoing, (a) indebtedness, obligations and liabilities secured by any Lien existing on property owned by such Person and subject to such Lien whether or not the indebtedness, obligation or liability secured thereby shall have been assumed, (b) Capitalized Leases, (c) all Swaps and (d) all Guaranties in the amounts of the Indebtedness of primary obligors to which they relate (and such Indebtedness shall determine for all purposes the classification of the Guaranties thereof as Funded Indebtedness or Current Liabilities); PROVIDED, HOWEVER, that in any computation of Indebtedness where Indebtedness of a primary obligor is included, there shall not be included in such computation any Guaranty of such Indebtedness.

          "INDEBTEDNESS FOR MONEY BORROWED" means, at any date, for any Person any obligation (a) for borrowed money or (b) evidenced by a promissory note, debenture or other like written obligation to pay money or Guaranties of such Person of any such obligations of other Persons.

          "INVESTMENTS" has the meaning set forth in Section 7.13.

          "LIENS" has the meaning set forth in Section 7.6.

          "MAJORITY NOTEHOLDERS" has the meaning set forth in Section 11.2.

          "MAKE-WHOLE AMOUNT" means with respect to any prepayment or payment of the Notes as to which a Make-Whole Amount is payable, the excess, if any, and in any case not less than zero, of (i) the present value, discounted semi-annually at the Discount Rate, of the required principal payments of such Notes thereafter required to be made and the remaining scheduled interest payments on and in respect of such Notes from the respective dates on which such principal payments and interest payments are payable, with all such discounts to be computed on the basis of a 360-day year of twelve 30-day months, over (ii) the principal amount of such Notes being prepaid. The calculations upon which any such Make-Whole Amount shall be based shall be set forth in a written document submitted to the Company and shall, absent manifest error, be conclusive and binding on the Company.

          "MATERIAL ADVERSE EFFECT" means any circumstance or event which individually or in the aggregate (i) has or is reasonably likely to have an adverse effect upon the validity, performance or enforceability of this Agreement, (ii) is or is reasonably likely to be material and adverse to the condition, financial or otherwise, properties or prospects or business operations of the Company and its Restricted Subsidiaries, on a consolidated basis, or (iii) impairs or is reasonably likely to impair the ability of the Company to fulfill its obligations under this Agreement.

          "MORTGAGED PROPERTY" has the meaning set forth in each Mortgage.

          "MORTGAGES" means the "Mortgages" as defined in the 1988 Note Purchase Agreement.

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

          "MULTIEMPLOYER PLAN" means an employee benefit plan (as defined in Section 3(37) of ERISA) to which contributions are or have been required to be made by the Company or any Related Person.

          "NET INCOME" of any Person means, for any period, the net income (or the net deficit) of such Person for such period, determined in the following manner:

             (a) The gross revenues and other proper income credits of such Person shall be computed for such period in accordance with generally accepted accounting principles, PROVIDED, HOWEVER, that in any event there shall not be included in such gross revenues and income credits any of the following items: (i) any proceeds of any life insurance policy; (ii) any restoration to income of any contingency or other reserve, except to the extent that provision for such contingency or other reserve shall have been made from earnings accrued subsequent to September 30, 1995 (or, in the case of any corporation which becomes a Restricted Subsidiary after such date, accrued subsequent to the date it became a Restricted Subsidiary); (iii) any gain arising from any sale of capital assets or the write-up of any assets or any gain from the acquisition or retirement or sale of securities of such Person or any of its Restricted Subsidiaries or any other gain arising from or represented by items which would be accounted for as extraordinary items in accordance with generally accepted accounting principles; and (iv) any deferred credit, or amortization thereof, arising from the acquisition of any other Person or arising from the acquisition, directly or indirectly in any manner, of substantially all of the properties and assets of any other Person; and

             (b) From the amount of such gross revenues and other proper income credits for such period determined as provided in the preceding clause (a), there shall be deducted an amount equal to the aggregate of all expenses and other proper income charges (exclusive of any losses arising from any write-down or abandonment of any assets and of any losses arising from the sale of any capital assets) for such period, determined in accordance with generally accepted accounting principles, but in any event including (without in any respect limiting the generality of the foregoing) the following items: (i) all interest on Indebtedness and all rental charges; (ii) amortization of debt discount and expenses of issuance and amortization of all other deferred charges properly subject to amortization; (iii) provision for all taxes, whether in respect of property, income, excess profits or otherwise, accrued in respect of any period subsequent to September 30, 1995 and payments in excess of prior periods' provisions for taxes applicable to prior periods; (iv) provisions for all contingency, valuation and other proper reserves; (v) provision for depreciation, depletion, obsolescence and amortization of the properties of such Person (including depreciation and amortization of leasehold improvements and amortization of purchased technology, patents and the excess of cost over net assets of businesses purchased) in amounts in the aggregate not less than the greater of
         (y) those actually deducted on its books and (z) the amounts which would be deducted in accordance with generally accepted accounting principles; and (vi) the excess, if any, of the aggregate amount of all reductions or savings in income taxes resulting from the Person having claimed depreciation, depletion, obsolescence and/or amortization for income tax purposes in excess of the amounts actually deducted on its books over the aggregate amount of all increases in income taxes resulting from the amounts charged by such Person for income tax purposes on account of depreciation, depletion, obsolescence and/or amortization being less than the amounts actually deducted on its books (due to such Person having elected to deduct for income tax purposes accelerated depreciation, depletion obsolescence and/or amortization in prior years and having so exhausted or diminished the amounts otherwise permitted to be deducted on such account); PROVIDED, HOWEVER, that, except as provided in clause (b)(iii) above, in determining the amounts to be included in clauses (a) and
         (b) above no federal tax adjustments for any period prior to October 1, 1995 shall be a proper charge or credit to income for any period subsequent to September 30, 1995, and any federal tax adjustments for any period subsequent to September 30, 1995 shall be included as a proper charge or credit to income for the year in which actually finally determined, except to the extent, if any, to which the amount of such adjustment is charged to a proper reserve for federal taxes set up out of income for any period subsequent to September 30, 1995.

          "1934 ACT" means the Securities and Exchange Act of 1934, as amended.

          "1988 NOTE PURCHASE AGREEMENT" means each of the Note Purchase Agreements, dated as of December 15, 1988, as amended, between the Company and each of The Mutual Life insurance Company of New York and MONY Life Insurance Company of America.

          "1988 NOTES" means the 11.58% secured promissory notes due December 1, 1998 of the Company issued pursuant to the 1988 Note Purchase Agreement.

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

          "NOTE" and "NOTES" have the respective meanings set forth in Section 1.1.

          "NOTEHOLDER" means the person in whose name a Note has been registered by the Company pursuant to Section 3.1, except that until such Note has been so registered, the term Noteholder shall mean the person in whose name any such Note was,issued.

          "OCCUPANT" means any tenant, subtenant, occupant, prior tenant, prior subtenant, prior occupant or other person in possession of or occupying property owned, leased or otherwise occupied by the Company or any Subsidiary.

          "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, trust, estate, unincorporated organization, Government or Governmental body.

          "PLAN" means any employee benefit plan or other plan (i) established or maintained for the benefit of employees of the Company or any Related Person or to which the Company or any Related Person makes any contribution and (ii) to which Title IV of ERISA applies.

          "PREFERRED STOCK" means capital stock of any class or classes (however designated) of a corporation which is preferred as to the payment of dividends, or as to the distribution of assets on any voluntary or involuntary liquidation or dissolution of such corporation over shares of stock of any other class of such corporation or which is subject to any requirement of mandatory redemption by such corporation (whether through the operation of any sinking fund or otherwise).

          "PREPAYMENTS" has the meaning set forth in Section 2.1.

          "PRO FORMA CONSOLIDATED DEBT SERVICE" means the aggregate amount payable during the period of the next four consecutive fiscal

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

      quarters of the Company and its Restricted Subsidiaries, beginning subsequent to the date on which such determination is made, in respect of interest on Indebtedness and in respect of required payments and prepayments of the principal of, and premium, if any, on, Indebtedness, PROVIDED that, in the case of any Indebtedness which provides for the payment of interest thereon at a rate which fluctuates, the interest in respect thereof which shall be included in Pro Forma Consolidated Debt Service shall be computed on the basis of the higher of (x) the interest rate in effect at the time of any such determination of Pro Forma Consolidated Debt Service and (y) the maximum interest rate which may be borne by such Indebtedness, if by its terms such maximum interest rate is established, except for any maximum interest rate established solely in order to ensure compliance with applicable usury laws.

          "PROHIBITED TRANSACTION" has the meaning assigned to that term in Title I of ERISA or in Section 4975 of the Code.

          "PURCHASER" has the meaning set forth in the introduction to this Agreement.

          "RELATED PERSON" means any corporation or unincorporated trade or business which is controlled by, or under common control with, the Company within the meaning of sections 414(b) and (c) of the Code.

          "RENTALS" means, for any period, for any Person the aggregate fixed amounts (other than amounts required to be capitalized and included in Indebtedness in accordance with generally accepted accounting principles) payable by such Person as lessee under any lease having a remaining term in excess of one year from the date of determination, including extensions and renewals at the option of the lessor but shall not include any amounts required to be paid by such lessee (whether or not designated in such lease as rentals or additional rentals) in respect of maintenance, repairs, income taxes, property taxes, insurance, assessments, amortization or other similar charges.

          "REPORTABLE EVENT" has the meaning assigned to that term in Title IV of the Employee Retirement Income Security Act of 1974.

          "REQUIREMENT OF LAW" means any applicable term, condition or provision of any law (including, without limitation, any Environmental Law), or of any rule, regulation, order, writ, injunction or decree of any court or Government, domestic or foreign, or of any decision or ruling of any arbitrator, or of the certificate of incorporation or by-laws of the Company or any Restricted Subsidiary.

          "RESTRICTED INVESTMENT" means any Investment not permitted pursuant to
      Section 7.13(a) through (e) and (g) through (i), inclusive.

          "RESTRICTED PAYMENT" has the meaning set forth in Section 7.7.

          "RESTRICTED SUBSIDIARY" means any Subsidiary which is not an Unrestricted Subsidiary. A Subsidiary which becomes a Restricted Subsidiary shall remain so for all purposes of this Agreement, and may not be designated an Unrestricted Subsidiary.

          "SECOND CLOSING DATE" has the meaning set forth in Section 1.2.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "STOCK OPTION PLAN" means the stock option plans of the Company under which shares of Common Stock of the Company shall be reserved for purchase options of officers, directors, employees and agents of the Company, as the same may be modified and in effect from time to time.

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          "SUBSIDIARY" means, at any date, any corporation, partnership, trust, limited liability company, limited partnership or similar entity
      (a) at least a majority of the outstanding capital stock or equity interests having ordinary voting power of which, except directors' qualifying shares (as required by law), is directly or indirectly owned by the Company or one or more Subsidiaries, (b) which is incorporated or organized, as the case may be, under the laws of any State of the United States or the District of Columbia or under the laws of the Dominion of Canada or any province thereof, and (c) which maintains all or substantially all of its properties and .assets within the United States or any territory thereof or the Dominion of Canada.

          "SWAPS" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

          "TERMINATION OR WITHDRAWAL EVENT" means (a) the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA, (b) any other event or condition which might constitute grounds under
      Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer any Plan, (c) the institution by the Pension

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

      Benefit Guaranty Corporation of proceedings to terminate any Plan or to have a trustee appointed to administer any Plan, (d) the filing of a notice by the plan administrator that the withdrawal of the Company or any Related Person is, or is treated as, the withdrawal of a substantial employer within the meaning of Section 4063 of ERISA, (e) the withdrawal of the Company or a Related Person from any Multiemployer Plan or a "complete withdrawal" or a "partial withdrawal" within the meaning of Subtitle E of Title IV of ERISA, or (f) the involvement of the Company or a Related Person in a situation referred to in Section 4204 of ERISA.

          "TWELVE YEAR NOTES" has the meaning set forth in Section 1.1(a).

          "UNRESTRICTED SUBSIDIARY" means any Subsidiary designated as such by the Company to the Noteholders. A Subsidiary designated as an Unrestricted Subsidiary shall remain so for all purposes of this Agreement, and may not be designated or become a Restricted
      Subsidiary.

          "VOTING SECURITIES" means capital stock of any class or classes of a corporation, or other equity interests in any other Person, having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, or persons performing similar functions in such corporation or other Person (irrespective of whether or not at the time stock or other securities of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency).

          "WEIGHTED AVERAGE LIFE TO MATURITY" of any obligation means as of the date of the determination thereof the number of years obtained by dividing the then Remaining Dollar Years of such obligation by the then outstanding principal amount of such obligation. The term "Remaining Dollar Years"

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

      of any obligation means as of the date of determination thereof the amount obtained by (a) multiplying the principal amount of each then remaining sinking fund, serial maturity, installment maturity or other required repayment or redemption, including repayment at final maturity, by the number of years (calculated to the nearest one-twelfth) which will elapse between such date of determination and the date of that repayment or redemption and (b) totaling all of the products obtained in (a).

          "WHOLLY-OWNED RESTRICTED SUBSIDIARY" means, at any time, any Restricted Subsidiary one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-owned Restricted Subsidiaries at such time.

          Section 10.2. ACCOUNTING TERMS. All accounting terms used herein which are not otherwise expressly defined shall have the meanings respectively given to them in accordance with generally accepted accounting principles. If because of a change in generally accepted accounting principles an Event of Default would exist under this Agreement, the Company and the Purchaser will, in good faith, mutually discuss the effects of such changes on the covenants contained in this Agreement and the possibility of amending or modifying such covenants to eliminate such Event of Default.

          Section 10.3. NEW YORK LAW. THIS AGREEMENT AND THE NOTES ISSUED HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

          Section 10.4. HEADINGS. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

SECTION 11.  MISCELLANEOUS.

          Section 11.1. COMMUNICATIONS. Subject to Section 3.4, all communications provided for under this Agreement or under the Notes shall be in writing and shall be deemed to have been given or made when delivered or mailed by registered

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

or certified mail postage prepaid or, to the extent receipt is confirmed, by telecopy, telefax or other electronic transmission service:

          (a) if to the Purchaser, at the Purchaser's address or telecopy number set forth in Schedule I to this Agreement, as such address or telecopy number may be changed from time to time by written notice to the Company; or

          (b) if to the Company at its office at 5215 North O'Connor Boulevard, Suite 940, Central Tower at Williams Square, Irving, Texas 75039, marked for attention to Mr. Paul V. Dufour, Telecopy
      Number: (214) 869-6556, as such address or telecopy number may be changed from time to;time in accordance with Section 7.1 by written notice to the Purchasers and the holders of the Notes; or

          (c) if to any holder of a Note, at the address or telecopy number of such holder as it appears on the register maintained as provided in Section 3.1 (which address or telecopy number, in the case of a Purchaser, initially shall be the address or telecopy number of such Purchaser specified in clause (a) of this Section 11.1) as such address or telecopy number may be changed by such holder from time to time by written notice to the Company.

      Section 11.2. AMENDMENT AND WAIVER. (a) Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by and only by one or more substantially concurrent written instruments signed by the holders of not less than 66-2/3% in aggregate principal amount of the Notes at the time outstanding (the "Majority Noteholders"); PROVIDED, HOWEVER, that no such amendment or waiver shall, without the consent in writing of the holders of all of the Notes at the time outstanding, subordinate or change the amount of, or the date of final maturity of, the principal of any of the Notes, or change the amount of, or the time of payment of, any installment of principal of any of the Notes, or change the rate of, or the time of payment of, interest on any of

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

the Notes, or change the amount of any premium payable upon any prepayment of the Notes, or amend any provision of 59, or change the percentage of holders of Notes required to approve any such amendment or effectuate any such waiver. Any amendment or waiver pursuant to this Section 11.2 shall apply equally to all holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company.

          (b) The Company will give prompt notice to all holders of the Notes of the effectiveness of any amendment or waiver entered into in accordance with the provisions of this Section 11.2. Such notice shall state the terms of any such amendment or waiver and shall be accompanied by at least two conformed copies (which may be composite conformed copies) of each written instrument which embodies such amendment or waiver.

          Section 11.3. EXPENSES. Whether or not the transactions contemplated by this Agreement shall be consummated, the Company will (a) pay all your reasonable expenses incident thereto and all reasonable expenses of all holders of Notes incident to any modification, amendment, waiver or alteration of the terms or provisions of this Agreement or of the Notes, and to any such modification, amendment, waiver or alteration proposed or initiated by the Company, whether or not effected, including in each case, but not limited to, your or such holders' out-of-pocket expenses, the costs of delivery of your or such holders' Notes (and insurance with respect to such delivery to your or such holders' home office or offices or the office or offices of your or such holders' nominee or nominees, and the fees and disbursements of your or such holders' special counsel; (b) pay all printing and/or word processing costs in connection therewith or in connection with any such modification, amendment, waiver or alteration or any such proposed modification, amendment, waiver or alteration; and (c) pay any and all taxes in connection with the issuance, sale, and delivery of the Notes and in connection with any modification, amendment, waiver or alteration of this Agreement or the Notes and save the Purchaser and any subsequent holders of the Notes harmless without limitation as to time against any and all liabilities (including any interest or penalty for non-payment or delay in payment) with respect to all such taxes (other than transfer taxes on a transfer thereof). The obligations of the Company under this Section
11.3 shall survive the payment or prepayment of the Notes and the termination of this Agreement.

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          Section 11.4. COUNTERPARTS.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing one or more counterparts.

          Section 11.5. SURVIVAL OF WARRANTIES AND REPRESENTATIONS. All covenants, agreements, representations, warranties and statements by or on behalf of the Company or any Restricted Subsidiary made herein or in any certificate, written statement, document or other instrument furnished by or on behalf of the Company or any Restricted Subsidiary to you in connection with the negotiation of this Agreement, the sale of the Notes or the Company's performance of its obligations hereunder or thereunder or otherwise furnished to you in compliance with this Agreement, subject to the following, shall be considered to have been relied upon by you and shall survive the issuance and delivery of the Notes to you and the payment therefor regardless of any investigation made by you or on your behalf. All statements in such certificates, statements, documents or other instruments shall constitute warranties and representations of the Company hereunder to the extent set forth therein.

          Section 11.6. SUCCESSORS AND ASSIGNS. All covenants, agreements, representations and warranties made herein shall bind, and inure to the benefit of, the successors and assigns of the Company, whether so expressed or not, and all such covenants, agreements, representations and warranties shall bind, and inure to the benefit of, your successors and assigns. All provisions of this Agreement are intended to be for the benefit of all holders, from time to time, of the Notes issued pursuant hereto and shall be enforceable by any such holder, whether or not an express assignment to such holder of rights under this Agreement has been made by you, or any of your successors or assigns.

          Section 11.7. SEVERABILITY. Any provision of this Agreement or the Notes which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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          If the foregoing is satisfactory to you, will you please sign the form of acceptance on the enclosed counterparts of this Agreement and forward the same to the undersigned, whereupon this Agreement will become a binding agreement between us.

                                        Very truly yours,

                                        IMCO RECYCLING INC.


                                        By:  /s/ JAMES B. WALBURG
                                             ----------------------
                                             Title

The foregoing Agreement is
     hereby accepted, as of
     the date first above written.


THE MUTUAL LIFE INSURANCE COMPANY
          OF NEW YORK


By:   /s/ PETER W. OLIVER
    --------------------------
         Peter W. Oliver
        Managing Director